UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K

(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2017

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number: 001-38196

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

DOWDUPONT INC.
c/o The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674

REQUIRED INFORMATION

Financial statements for the years ended December 31, 2017 and 2016, supplemental schedules for the year ended December 31, 2017, and Report of Independent Registered Public Accounting Firm.

Exhibits
23.1 Consent of Plante & Moran, PLLC

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

DATE: June 26, 2018	BY: /s/ Bryan Jendretzke
Bryan Jendretzke
Global Benefits Director and
Plan Administrator

The Dow Chemical
Company Employees'
Savings Plan
Financial Statements as of and for the Years Ended
December 31, 2017 and 2016, Supplemental
Schedules as of and for the Year Ended
December 31, 2017, and Report of Independent
Registered Public Accounting Firm

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

Report of Independent Registered Public Accounting Firm

To the Plan Administrator and Plan Participants
The Dow Chemical Company
Employees’ Savings Plan

Opinion on the Financial Statements
We have audited the accompanying statement of net assets available for benefits of The Dow Chemical Company Employees’ Savings Plan (the “Plan”) as of December 31, 2017 and 2016, the related statement of changes in net assets available for benefits for the year ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets of the Plan as of December 31, 2017 and 2016, and the changes in its net assets for the year ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.
Basis of Opinion
These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information
The supplemental information in the accompanying schedule of assets (held at end of year) as of December 31, 2017, and the schedule of reportable transactions for the year ended December 31, 2017, have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with Department of Labor’s Rules and Regulations for Reporting under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Plante & Moran, PLLC
We have served as the Plan’s auditor since 2010.

Plante & Moran, PLLC
Flint, Michigan
June 26, 2018

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2017 and 2016

	2017			2016
	Allocated Participant Directed	Unallocated Non-participant Directed	Total	Allocated Participant Directed	Unallocated Non-participant Directed	Total
Assets
Investments - at fair value (Notes 3 and 4)	$9,468,123,830	$727,199,386	$10,195,323,216	$7,885,096,868	$770,739,425	$8,655,836,293
Fully benefit-responsive investment contracts - at contract value	2,160,384,796	—	2,160,384,796	2,395,335,710	—	2,395,335,710
Receivables - interest, dividends and other	4,073,137	3,693	4,076,830	31,932,856	6,196,481	38,129,337
Receivables - participant notes	114,458,502	—	114,458,502	118,773,218	—	118,773,218
Total Assets	$11,747,040,265	$727,203,079	$12,474,243,344	$10,431,138,652	$776,935,906	$11,208,074,558
Liabilities
LESOP loan payable (Note 5)	$—	$39,129,934	$39,129,934	$—	$54,247,769	$54,247,769
Other payables	4,393,126	1,890,244	6,283,370	28,991,987	2,620,539	31,612,526
Total Liabilities	$4,393,126	$41,020,178	$45,413,304	$28,991,987	$56,868,308	$85,860,295
Net Assets Available For Benefits	$11,742,647,139	$686,182,901	$12,428,830,040	$10,402,146,665	$720,067,598	$11,122,214,263
See Notes to Financial Statements.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2017

	Allocated Participant Directed	Unallocated Non- Participant Directed	Total
Additions
Investment income
Net realized/unrealized gain on investments	$1,567,134,282	$152,890,226	$1,720,024,508
Interest and dividends	158,345,065	18,908,756	177,253,821
Total investment income	1,725,479,347	171,798,982	1,897,278,329
Employer contributions	275,584	—	275,584
Employee contributions	280,465,856	—	280,465,856
Interest on participant notes receivable	4,196,788	—	4,196,788
Allocation of 3,330,725 shares of common stock of The Dow Chemical Company or DowDuPont Inc., at market	200,799,514	—	200,799,514
Total additions	$2,211,217,089	$171,798,982	$2,383,016,071
Deductions
Distributions and withdrawals	865,010,962	—	865,010,962
Administrative expenses	1,960,193	—	1,960,193
Interest expense	—	4,884,165	4,884,165
Allocation of 3,330,725 shares of common stock of The Dow Chemical Company or DowDuPont Inc., at market	—	200,799,514	200,799,514
Total deductions	$866,971,155	$205,683,679	$1,072,654,834
Transfers
Transfers in	744,771	—	744,771
Transfers out	4,490,231	—	4,490,231
Net transfers	$(3,745,460)	$—	$(3,745,460)
Net Increase (Decrease)	$1,340,500,474	$(33,884,697)	$1,306,615,777
Net Assets Available for Benefits
Beginning of year	$10,402,146,665	$720,067,598	$11,122,214,263
End of year	$11,742,647,139	$686,182,901	$12,428,830,040
See Notes to Financial Statements.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLAN
The following description of The Dow Chemical Company Employees' Savings Plan (the “Plan”) provides only general information. Participants should refer to the plan document or Summary Plan Description for the legal description of the Plan's provisions.

General - The Plan is a defined contribution plan consisting of (1) a profit sharing plan with a cash or deferred feature which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code as of 1986, as amended (“Code”) and (2) a leveraged employee stock ownership plan (“LESOP”) which is intended to qualify as a stock bonus plan under Sections 401(a) and 4975(e)(7). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended. The Plan covers any person who is, or becomes, a regular employee of The Dow Chemical Company (the “Company” or “Dow”), or of certain of the Company's subsidiaries, subject to certain eligibility service requirements for part-time employees.

Merger - Effective August 31, 2017, pursuant to the merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017, Dow and E. I. du Pont de Nemours and Company ("DuPont") each merged with subsidiaries of DowDuPont Inc. ("DowDuPont") and, as a result, Dow and DuPont became subsidiaries of DowDuPont (the "Merger"). Upon completion of the Merger, each share of common stock of Dow held by the Plan was converted into shares of DowDuPont common stock at a ratio of 1:1, and the Dow Stock Fund became the DowDuPont Stock Fund. Dow and DuPont did not merge their defined contribution plans as a result of the Merger.

Employee Contributions - Plan participants generally may elect to contribute from 0.5% to 40% of their compensation, depending on the participant's eligible pay, limited to a 0.5% minimum contribution. Employees who do not exceed the gross compensation limits are limited to 40% of eligible pay in 0.5% increments, with a 0.5% minimum contribution. The maximum yearly gross compensation pre-tax or Roth 401(k) contribution made through payroll deductions was $18,000 in 2017. Participants who attained age 50 before the end of the plan year were eligible to make additional catch-up contributions in the amount of $6,000 in 2017. Plan participants may elect to increase, decrease, suspend, or resume compensation deferrals at any time. New elections are effective as soon as practicable after the request is processed. Newly hired eligible employees not electing to enroll (within 60 days of being hired) are automatically enrolled to contribute 3% of their eligible pay to the Plan, unless the employee elects to opt out. The automatic contributions will increase by 1% each year effective April 1 until the contribution rate reaches 6%, unless the employee designates otherwise. The contributions default to the applicable BTC Lifepath Fund based on the employee's date of birth, unless otherwise designated by the employee.

Company Contributions - In general, the Company's matching contribution provides a 100% match on the first 2% of eligible pay deferrals and a 50% match of the next 4% of eligible pay deferrals. Legacy Rohm and Haas Company employees' Company matching contributions are calculated as 100% of the first 3% of eligible pay deferrals and a 50% match of the next 3% of eligible pay deferrals. For legacy Dow Silicones Corporation (formerly known as Dow Corning Corporation, which changed its name effective as of February 1, 2018) employees hired prior to January 1, 2006, the Company's matching contribution provides a 100% match on the first 3% of eligible pay deferrals and 50% on the next 2% of eligible pay deferrals; and for those hired on and after January 1, 2006 and prior to September 1, 2016, the Company's matching contribution provides a 100% match on the first 3% of eligible pay deferrals and 50% on the next 4% of eligible pay deferrals. The Company's matching contribution is made from the LESOP in the form of Dow stock until the effective date of the Merger, after which time the Company's matching contribution is made in the form of DowDuPont stock. Employees may divest their Dow or DowDuPont stock at any time and elect one of the other investment options available to them under the Plan.

In accordance with the provisions of the Plan, the Plan is required to release shares in proportion to the principal and interest paid on the LESOP loan as a percentage of beginning of year outstanding principal and interest. The shares released from unallocated LESOP shares are allocated to participants to satisfy the Company's matching requirements.

Except as otherwise provided by the Plan, if the required contributions are less than the value of shares released, the difference is allocated to certain participants in the form of contingent matching contributions, and then to all participants, as an “Excess Employee Stock Ownership Program ("ESOP") Shares Distribution” contribution. For the year ended December 31, 2017, the total number of shares allocated as contingent matching contributions and Excess ESOP Shares Distribution contributions amounted to 2,095,004, with a market value of $149,206,184. The Company allocated these shares to the participants in March 2018.

If the required Company matching contributions under the provisions of the Plan are greater than the value of the shares released, the Company is required to make an additional contribution to cover the shortfall. No such Company contributions were required for the year ended December 31, 2017.

Dividends - Participants invested in The Dow Chemical Company common stock funds prior to the Merger, and DowDuPont common stock funds after the Merger, may elect to receive dividends as a distribution rather than reinvesting dividends within the participant account.

Account Valuation - Participant account balances reflect the total contributions made to the Plan by employees and the Company, plus investment results, less expenses and withdrawals.

Vesting - Participants are immediately vested in all amounts credited to their plan account, including employee contributions, Company contributions, and investment earnings.

Benefits Distribution - Benefits are generally distributable upon termination of employment as a lump-sum payment or partial withdrawal or may be deferred until minimum distributions are required by law. The plan makes a lump-sum payment to terminated participants who have a balance that does not exceed $1,000. Active employees may request in service distributions upon the attainment of age 59‑1/2.

Participant Notes Receivable - Active participants, retirees and terminated participants may borrow from their employee contributions, plus earnings on those contributions, with a minimum note receivable of $1,000. Participant notes receivable are limited to the smaller of:

•	50% of the total account balance or

•	$50,000 less the highest outstanding participant note receivable balance in the preceding 12 months

Note receivable repayments for active employees are made through payroll deductions, on an after tax basis, with a minimum term of six months and a maximum of 60 months for any purpose other than the purchase of a primary residence; and a minimum term of six months and a maximum of 120 months for participant note receivable for the purpose of purchasing a primary residence. Repayments, both interest and principal, are credited to the participant's account and are allocated among the fund options according to the participant's current investment election. A fixed interest rate is applied to the note receivable. This rate is generally equal to the prime rate on the last day of each calendar quarter before the loan is processed. The range of interest rates on notes receivable outstanding at December 31, 2017 and 2016 was 3.25% to 10.5%.
Investments - Participants direct the investment of their contributions into various investment options offered by the Plan.

Administration - Administrative expenses of the trustee are charged to the Plan. The net assets of the Plan are held by Fidelity Management Trust Company (“Fidelity”), who acts as independent trustee, custodian and recordkeeper for all the investments in the Plan. Fidelity manages certain plan investments. All transactions with Fidelity qualify as party-in-interest transactions.

Amendment or Termination - The Plan does not have an expiration date. The Company may at any time terminate, amend, or modify the Plan, subject to certain rights of the Plan participants. Upon termination of the Plan, each participant is entitled to receive the entire balance in his or her account in accordance with the terms of the Plan.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Temporary Investments - Temporary investments are investments in short‑term money market funds and interest bearing cash in the respective investment funds.

Investment Valuation and Income Recognition - Investments in the Plan consisting of common stock of Dow and DowDuPont, mutual funds, certain money market funds and common stock are stated at fair value based upon the quoted market value of such securities at year end. The investments in common/collective trusts are valued at net asset value per share (or its equivalent) of the fund, based on the fair market values of the underlying net assets. There are no redemption restrictions or unfunded commitments on these investments. Due to their short‑term nature and liquidity, temporary investments, including certain money market funds and interest bearing cash, are stated at outstanding balance, which approximates fair value.

Investments of the Interest Income Fund (“Fund”) included in the Plan consist of Synthetic Guaranteed Investment Contracts (“Synthetic GICs”), a money market fund, and a common collective trust fund. All of the Plan's Synthetic GICs are fully benefit-responsive and are recorded at contract value. Contract value is the amount participants would normally receive if they were to initiate permitted transactions under the terms of the Plan. Contract value represents deposits made to the contract plus earnings at guaranteed crediting rates less withdrawals and applicable fees. Synthetic GICs operate similarly to an insurance company separate account investment contract, except that the assets are placed in a separate custodial account (owned by the Plan) rather than such assets being held in a separate account of the insurance company. A Synthetic GIC is a wrap contract paired with an underlying investment or investments, usually a portfolio, owned by the Plan, of high-quality, intermediate term fixed income securities or common/collective trusts holding similar investments. The Plan purchases a wrapper contract from financial services institutions.

In addition to holding certain assets, Synthetic GICs include features designed to provide participant liquidity at book value as well as periodic interest crediting rates. The liquidity feature is also known as “benefit responsiveness.” Synthetic GICs may be issued by banks, insurance companies and other financial institutions.

The Synthetic GICs provide for prospective crediting interest rate adjustments based on the interest earnings and fair value of the underlying assets. The crediting interest rates are reset monthly and the contracts provide that the crediting interest rates cannot be less than zero.

Certain events may limit the ability of the Plan to transact at contract value with the insurance company and the financial institution issuer. Such events include the following: (i) amendments to the plan documents (including complete or partial plan termination or merger with another plan); (ii) changes to the Plan's prohibition on competing investment options or deletion of equity wash provisions; (iii) bankruptcy of the plan sponsor or other plan sponsor events (e.g., divestitures or spin offs of a subsidiary) which cause a significant withdrawal from the Plan; or (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required exemption of prohibited transaction under ERISA. The plan administrator does not believe that the occurrence of any such event, which would limit the Plan's ability to transact at contract value, is probable.

Synthetic GICs generally impose conditions on both the Plan and the issuer. If an event of default occurs and is not resolved, the non-defaulting party may terminate the contract. The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the plan agreement. The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; has a decline in its long-term credit rating below a threshold set forth in the contract; or is acquired or reorganized and the successor issuer does not satisfy the investment or credit guidelines applicable to issuers. If, in the event of default of an issuer, the Plan were unable to obtain a replacement investment contract, losses may occur if the market value of the Plan's assets, which were covered by the contract, is below the contract value. The Plan may seek to add additional issuers over time to diversify the Plan's exposure to such risk, but there is no assurance the Plan may be able to do so. The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Plan unable to achieve its objective of maintaining a stable contract value. The terms of an investment contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments. Generally, payments will be made pro rata, based on the percentage of investments covered by each issuer. Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default.

If the contract terminates due to issuer default (other than a default occurring because of a decline in its rating), the issuer will generally be required to pay to the Plan the excess, if any, of contract value over market value on the date of termination. If a contract terminates due to a decline in the ratings of the issuer, the issuer may be required to pay to the Plan the cost of acquiring a replacement contract (i.e., replacement cost) within the meaning of the contract. If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests. Contract termination also may occur by either party upon election and notice.

Changes in fixed income market conditions and interest rates may affect the yield to maturity and the market value of the underlying investments. Such changes could have a material impact on the Synthetic GIC's future interest crediting rates. In addition, participant withdrawals from and transfers out of the Interest Income Fund made according to Plan provisions are paid at contract value but funded through the market value liquidation of the underlying investments. This process of funding participant withdrawals and transfers from market value liquidations of underlying investments may also have an effect on future interest crediting rates.

Participant Notes Receivable - Participant notes receivable are recorded at their unpaid principal balances plus any accrued interest. Participant notes receivable are written off when deemed uncollectible.

Benefits Payable - Amounts payable to persons who have withdrawn from participation are not recorded as a liability of the Plan. Benefits payable to participants who had withdrawn from participation in the Plan as of December 31, 2017 and 2016 were insignificant.

Federal Income Tax Status - The Internal Revenue Service has determined and informed the Company by a letter dated September 2, 2014 that the Plan is qualified and the trust established under the Plan is tax exempt under the appropriate sections of the Internal Revenue Code (the “Code”). Although the Plan has been amended since receiving the determination letter, the plan administrator believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

In accordance with guidance on accounting for uncertainty in income taxes, management evaluated the Plan's tax position and does not believe the Plan has any uncertain tax positions that require disclosure or adjustment to the financial statements. The plan administrator believes it is no longer subject to tax examinations for years prior to 2014.

Risks and Uncertainties - The Plan invests in various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

3.	LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN INVESTMENTS

The Plan's investment in The Dow Chemical Company LESOP, at December 31, 2017 and 2016, is presented in the following table:

	2017		2016
	Allocated	Unallocated	Allocated	Unallocated
Number of Shares	15,491,810	10,138,893	15,811,328	13,469,618
Cost	$74,895,954	$188,524,586	$65,947,994	$238,672,315
Fair Value	$1,103,326,708	$722,091,959	$904,724,188	$770,731,542

4.	FAIR VALUE

Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

For investments classified as Level 1 (measured using quoted prices in active markets), the total fair value is either the price of the most recent trade at the time of the market close or the official close price as defined by the exchange in which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For investments classified as Level 2 (measured using significant other observable inputs), where the Level 1 process is not available, the underlying assets are valued based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that security. Market inputs are obtained from well established and recognized vendors of market data and placed through tolerance/quality checks.

For investments classified as Level 3, the total fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity for the investment. Both observable and unobservable inputs may be used to determine the fair value of positions classified as Level 3 investments. As a result, the unrealized gains and losses for these investments presented in the tables below may include changes in fair value that were attributable to both observable and unobservable inputs.

The investment's fair value level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The following tables present information about certain assets of the Plan measured at fair value on a recurring basis.

Assets Measured at Fair Value on a Recurring Basis at December 31, 2017	Total	Level 1	Level 2
DowDuPont Inc. Common Stock:
Allocated participant directed	$2,263,079,811	$2,263,079,811	$—
Unallocated non-participant directed	722,091,959	722,091,959	—
Common stock	33,004,235	33,004,235	—
Mutual funds	1,592,970,412	1,592,970,412	—
Temporary investments:
Allocated participant directed	74,071,704	32,831,117	41,240,587
Unallocated non-participant directed	5,107,427	—	5,107,427
Total categorized assets at fair value	$4,690,325,548	$4,643,977,534	$46,348,014
Fair value measured at net asset value per share:
Common/collective trusts	$5,504,997,668
Total assets at fair value	$10,195,323,216

Assets Measured at Fair Value on a Recurring Basis at December 31, 2016	Total	Level 1	Level 2
The Dow Chemical Company Common Stock:
Allocated participant directed	$1,838,505,837	$1,838,505,837	$—
Unallocated non-participant directed	770,731,542	770,731,542
Common stock	29,724,508	29,724,508	—
Mutual funds	1,916,655,864	1,916,655,864	—
Temporary investments:
Allocated participant directed	62,359,336	33,839,245	28,520,091
Unallocated non-participant directed	7,883	—	7,883
Total categorized assets at fair value	$4,617,984,970	$4,589,456,996	$28,527,974
Fair value measured at net asset value per share:
Common/collective trusts	$4,037,851,323
Total assets at fair value	$8,655,836,293

The Plan's policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event of change in circumstances that caused the transfer. There were no significant transfers between levels of the fair value hierarchy during 2017.

5.	LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN AND LOAN PAYABLE

The Plan consists of a profit sharing plan with a cash or deferred feature which is intended to qualify under Sections 401(a) and 401(k) of the Code and an ESOP that is intended to qualify (as a stock bonus plan) under Sections 401(a) and 4975(e)(7) of the Code. The ESOP consists of (i) a leveraged employee stock ownership plan ("LESOP"), and (ii) the DowDuPont Stock Fund (the Dow Stock Fund prior to the Merger). The LESOP includes (i) the assets of the Suspense Account and (ii) a LESOP Stock Fund which (A) shall consist of shares of DowDuPont common stock (shares of Dow common stock prior to the Merger were converted into shares of DowDuPont common stock at a ratio of 1:1) acquired with the proceeds of exempt loans, and allocated to participant accounts, and (B) shall provide for such subaccounts as described in the definition of “LESOP Account” in Section 1.3 in the Plan and as further necessary. The portion of the Plan invested in the DowDuPont Stock Fund (Dow Stock Fund prior the Merger) constitutes part of the employee stock ownership plan under Section 4975(e)(7) of the Code.

The Plan has one loan outstanding at December 31, 2017 and 2016, which bears interest at 10.03% and matures in 2020. The loan is between the Plan and Dorintal Reinsurance Ltd., a party-in-interest. Prior to February 28, 2011, the loan was between the Plan and Rohm and Haas Holdings Ltd.. On February 28, 2011, Rohm and Haas Holdings Ltd. and Dorintal Reinsurance Ltd. entered into an amalgamation agreement, which resulted in the amalgamation of the two companies. The combined company is known as Dorintal Reinsurance Ltd. The Plan uses dividends paid on unallocated shares of DowDuPont common stock (Dow common stock prior to the Merger) to make the scheduled quarterly principal and interest payments. If needed, the Plan may use dividends on allocated shares of DowDuPont common stock (Dow common stock prior to the Merger) to make the scheduled principal and interest payments. Dividends from allocated shares used to pay principal and interest are replaced by an equal value of shares released in accordance with the release fraction. The Company is required to make a cash contribution to fund any quarterly shortages in common stock dividends paid as compared to required principal and interest payments. There was no shortfall and no Company cash contribution for the year ended December 31, 2017. Dow declared common stock dividends of $1.38 per share and DowDuPont declared common stock dividends of $0.38 per share during 2017.

Interest expense for the year ended December 31, 2017 is $4,884,165. The minimum principal payments on this loan to maturity are as follows:

Minimum Loan Principal Payment to Maturity
2018	$16,692,143
2019	18,430,396
2020	4,007,395
Total	$39,129,934

6.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500 as of December 31, 2017 and 2016:

Reconciliation of Net Assets Available for Benefits per the Financial Statements to Form 5500 at December 31,	2017	2016
Net Assets Available for Benefits per the Financial Statements	$12,428,830,040	$11,122,214,263
Adjustment from Contract Value to Fair Value for Fully Benefit-responsive Synthetic GICs	16,499,744	25,066,866
Net Assets Available for Benefits per Form 5500	$12,445,329,784	$11,147,281,129

For the year ended December 31, 2017, the following is a reconciliation of total investment income per the financial statements to Form 5500:

Reconciliation of Total Investment Income per the Financial Statements to Form 5500 for 2017
Net investment gain per the financial statements	$1,897,278,329
Adjustment for participant notes receivable interest	4,196,788
Adjustment from Contract Value to Fair Value for Fully Benefit-responsive Synthetic GICs	(8,567,122)
Net Investment Gain per Form 5500	$1,892,907,995

SUPPLEMENTAL SCHEDULES

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - F
AS OF DECEMBER 31, 2017
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value
*	DowDuPont Inc.:
	DowDuPont Stock	DowDuPont Stock	**	$1,159,753,103
	LESOP	Allocated LESOP - DowDuPont Stock	**	1,103,326,708
	LESOP	Unallocated LESOP - DowDuPont Stock	$188,524,586	722,091,959
	Lilly Pre 91 Stock	Common Stock	**	2,213,781
	Lilly Post 90 Stock	Common Stock	**	6,579,012
	Praxair Stock	Common Stock	**	24,211,442
	T. Rowe Price US Treasury Fund	Common/Collective Trust	**	84,109,457
	PIM Total Return Inst	Mutual Fund	**	191,490,412
	TRP IS MID CP EQ GR	Mutual Fund	**	478,075,875
	NB Genesis R6	Mutual Fund	**	242,007,439
	TRP High Yield Inst	Mutual Fund	**	145,961,707
	BTC LP IDX RETIRE N	Common/Collective Trust	**	156,379,993
	BTC LP IDX 2020 N	Common/Collective Trust	**	278,655,920
	BTC LP IDX 2025 N	Common/Collective Trust	**	302,275,783
	BTC LP IDX 2030 N	Common/Collective Trust	**	272,306,441
	BTC LP IDX 2035 N	Common/Collective Trust	**	184,883,490
	BTC LP IDX 2040 N	Common/Collective Trust	**	143,241,289
	BTC LP IDX 2045 N	Common/Collective Trust	**	117,437,168
	BTC LP IDX 2050 N	Common/Collective Trust	**	91,963,974
	BTC LP IDX 2055 N	Common/Collective Trust	**	84,478,569
	BTC LP IDX 2060 N	Common/Collective Trust	**	515,495
	ACWI ex-US IMI Index	Common/Collective Trust	**	237,793,025
	American Century U.S. Real Estate Securities Trust	Common/Collective Trust	**	82,769,299
	Vang Inst 500 IDX TR	Common/Collective Trust	**	1,664,217,614
	Vang Inst Ext Mkt	Common/Collective Trust	**	445,702,864
	Vang Inst Tot Bd IDX	Common/Collective Trust	**	186,472,174
	Vang Global Equity	Mutual Fund	**	221,506,728
	Vang Dev Mkt IDX IP	Mutual Fund	**	165,480,558
	Vang Convertible Sec	Mutual Fund	**	28,923,728
	Vang LT Treasury ADM	Mutual Fund	**	55,439,422
	PIM Com Real Ret I	Mutual Fund	**	14,196,939
	PIM Real Return Inst	Mutual Fund	**	49,887,604
	Small Cap:
	BTC Russel 2000 Index Fund	Common/Collective Trust	**	343,874,801
	Emerging Markets IDX:
	Emerging Markets Non-Lend	Common/Collective Trust	**	137,155,897
	Forward			$9,425,379,670

*	Represents a party-in-interest to the Plan
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - F
AS OF DECEMBER 31, 2017
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value
	Forward			$9,425,379,670

*	Fidelity Contrafund Pool CL 2	Common/Collective Trust	**	690,764,415
	Interest Bearing Cash	Temporary Investments	**	46,345,434
	Non-Interest Bearing Cash	Temporary Investments	**	2,580
*	Fidelity Short Term Investment Fund	Temporary Investments	**	32,831,117
*	Participant Notes Receivable	Interest recorded at prime rate (3.25% - 10.5%) and maturities up to 60 months	**	114,458,502
	Total			$10,309,781,718

*	Represents a party-in-interest to the Plan			(continued)
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - F
AS OF DECEMBER 31, 2017
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value
	Pacific Life:
	G- 27523.01.0001 (see underlying assets at Appendix A)	PIMCO, Western; evergreen;
		Synthetic GIC	**	$272,821,731
	Voya Retirement & Annuity:
	60031-A	IGT Invesco ShrtTrm Bond:
		evergreen; Common/collective trusts	**	364,247,553
	60031-B	IGT Voya HQ ShrtTrm Bond;
		evergreen; Common/collective trusts	**	104,639,101
	60090 (see underlying assets at Appendix B)	Various Securities, maturity dates,
		and asset types	**	4,462,359
	New York Life:
	GA-29007 (see underlying assets at Appendix C)	MacKay Shields Dow; evergreen;
		Synthetic GIC	**	108,751,220
	Transamerica:
	MDA01078TR (see underlying assets at Appendix D)	IGT Invesco ShrtTrm Bond,
		Dow NISA; evergreen; Synthetic GIC	**	414,535,128
	RGA:
	RGA 00036 (see underlying assets at Appendix F)	IGT Invesco ShrtTrm Bond; Wellington
		Dow, evergreen; Synthetic GIC	**	236,908,442
	Prudential Insurance:
	GA-62233 (see underlying assets at Appendix E)	Jennison, evergreen;
		Synthetic GIC	**	377,939,641
	GA-63084	IGT Invesco ShrtTrm Bond;
		evergreen; Common/collective trusts	**	39,521,811
	Bank of Tokyo:
	INV-DOWCHEM 13-1	IGT INVESCO ShrtTrm Bond;
	(see underlying assets at Appendix F)	Wellington Dow; evergreen;	**	236,557,810
		Synthetic GIC
	Total guaranteed investment contracts			$2,160,384,796
	Total			$12,470,166,514

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
SCHEDULE H, PART IV LINE 4j - SCHEDULE OF REPORTABLE TRANSACTIONS
EMPLOYER IDENTIFICATION NO. 38 - 1285128, PLAN NO. 002
FOR THE YEAR ENDED DECEMBER 31, 2017
Category (iii) - A series of transactions, when aggregated, involving an amount in excess of 5% of beginning plan net assets.
(h)
(a)					Current Value
Identity		(c)	(d)	(g)	of Asset on	(i)
of Party	(b)	Purchase	Selling	Cost of	Transaction	Net Gain/
Involved	Description of Asset	Price	Price	Asset	Date	(Loss)
Fidelity	Fidelity Institutional Government Portfolio
	Purchases - 17	$25,101,544	$—	$25,101,544	$25,101,544	$—
	Sales - 4	$—	$20,002,000	$20,002,000	$20,002,000	$—

There were no Category (i) (ii) or (iv) reportable transactions during the year ended December 31, 2017.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01.0001
December 31, 2017

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ABBVIE INC	3.200% 11/06/2022 DD 05/14/15	800,000	$798,424	$812,351
	ABBVIE INC	3.600% 05/14/2025 DD 05/14/15	650,000	668,636	668,252
	ALLERGAN FUNDING SCS	3.850% 06/15/2024 DD 06/19/14	1,250,000	1,259,188	1,280,925
	AMERICAN EXPRESS CREDIT CORP	2.250% 05/05/2021 DD 05/05/16	270,000	272,519	267,870
	AMERICAN HONDA FINANCE CORP	VAR RT 11/05/2021 DD 09/06/17	2,000,000	1,991,880	2,001,480
	AMERICAN INTERNATIONAL GROUP I	4.125% 02/15/2024 DD 10/02/13	1,500,000	1,544,339	1,584,900
	AMGEN INC	2.700% 05/01/2022 DD 05/01/15	300,000	299,145	299,682
	ANTHEM INC	2.950% 12/01/2022 DD 11/21/17	600,000	599,718	600,252
	AP MOLLER - MAERSK A/S 144A	2.875% 09/28/2020 DD 09/28/15	300,000	304,653	302,091
	AT&T INC	3.400% 05/15/2025 DD 05/04/15	750,000	731,798	737,363
	AT&T INC 144A	4.300% 02/15/2030 DD 12/01/17	2,049,000	2,059,798	2,043,283
	AUTODESK INC	3.125% 06/15/2020 DD 06/05/15	800,000	822,336	807,632
	AVIATION CAPITAL GROUP LL 144A	4.625% 01/31/2018 DD 01/22/13	1,350,000	1,408,068	1,352,741
	BANK 2017-BNK7 BNK7 ASB	3.265% 09/15/2060 DD 09/01/17	1,000,000	1,029,960	1,017,651
	BANK OF AMERICA CORP	4.100% 07/24/2023 DD 07/23/13	2,800,000	2,925,580	2,973,460
	BANK OF AMERICA CORP 144A	VAR RT 12/20/2028 DD 12/20/17	1,052,000	1,059,004	1,052,231
	BARCLAYS PLC	3.200% 08/10/2021 DD 08/10/16	2,400,000	2,410,924	2,412,912
	BAT CAPITAL CORP 144A	VAR RT 08/15/2022 DD 08/15/17	500,000	504,030	505,975
	BOARD OF TRUSTEES OF THE LELAN	4.750% 05/01/2019 DD 04/29/09	625,000	678,640	646,800
	BP CAPITAL MARKETS PLC	4.500% 10/01/2020 DD 10/01/10	1,000,000	994,510	1,058,120
	BPCE SA	4.000% 04/15/2024 DD 04/15/14	1,300,000	1,327,690	1,373,099
	CALIFORNIA ST	7.950% 03/01/2036 DD 04/01/10	500,000	620,800	558,360
	CALIFORNIA ST	VAR RT 04/01/2047 DD 04/27/17	1,400,000	1,400,000	1,403,444
	CGMS COMMERCIAL MORTGAG B1 AAB	3.243% 08/15/2050 DD 08/01/17	2,300,000	2,360,131	2,335,098
	CHARTER COMMUNICATIONS OPERATI	4.464% 07/23/2022 DD 07/23/16	500,000	537,530	521,675
	CHASE ISSUANCE TRUST A5 A5	1.360% 04/15/2020 DD 05/06/15	500,000	499,912	499,460
	CHRYSLER CAPITAL AU BA A2 144A	1.360% 01/15/2020 DD 11/04/16	284,583	284,554	284,253
	CITIBANK CREDIT CARD ISS A2 A2	VAR RT 01/23/2020 DD 02/08/08	600,000	618,375	600,444
	CITIBANK CREDIT CARD ISS A2 A2	VAR RT 05/26/2020 DD 05/30/13	1,300,000	1,300,000	1,301,118
	CITIBANK CREDIT CARD ISS A7 A7	VAR RT 09/10/2020 DD 09/23/13	600,000	601,922	601,488
	CITIGROUP COMMERCIAL GC11 AAB	2.690% 04/10/2046 DD 04/01/13	400,000	399,016	401,232
	CITIGROUP COMMERCIAL GC29 AAB	2.984% 04/10/2048 DD 04/01/15	700,000	715,230	707,098
	CITIGROUP COMMERCIAL MO P8 AAB	3.268% 09/15/2050 DD 09/01/17	1,100,000	1,132,985	1,119,811
	CITIGROUP INC	3.400% 05/01/2026 DD 05/02/16	2,800,000	2,830,354	2,816,716
	COBB-MARIETTA COLISEUM & EXHIB	2.700% 01/01/2022 DD 09/09/15	650,000	650,000	655,246
	COMM 2013-CCRE11 MORT CR11 ASB	3.660% 08/10/2050 DD 10/01/13	600,000	626,814	619,770
	COMM 2014-CCRE19 MORT CR19 ASB	3.499% 08/10/2047 DD 08/01/14	800,000	823,980	824,440
	COMM 2015-DC1 MORTGAGE DC1 ASB	3.142% 02/10/2048 DD 03/01/15	400,000	411,995	406,600
	COMM 2016-COR1 MORTGA COR1 ASB	2.972% 10/10/2049 DD 10/01/16	500,000	505,645	501,980
	COMMIT TO PUR FHLMC GOLD SFM	3.500% 02/01/2048 DD 02/01/18	8,600,000	8,806,625	8,817,150

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01.0001
December 31, 2017

COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2033 DD 01/01/18	8,400,000	8,560,125	8,555,904
COMMIT TO PUR FNMA SF MTG	3.000% 02/01/2048 DD 02/01/18	600,000	596,684	599,214
COMMIT TO PUR FNMA SF MTG	4.000% 03/01/2048 DD 03/01/18	5,300,000	5,514,504	5,526,893
COMMIT TO PUR GNMA II JUMBOS	4.000% 02/20/2048 DD 02/01/18	5,200,000	5,424,250	5,418,868
CONOCOPHILLIPS CO	4.200% 03/15/2021 DD 03/08/16	144,000	154,824	151,426
CREDIT SUISSE AG/NEW YORK NY	3.625% 09/09/2024 DD 09/09/14	1,000,000	1,003,200	1,034,740
CREDIT SUISSE AG/NEW YORK NY	3.000% 10/29/2021 DD 10/29/14	900,000	894,600	909,234
CROWN CASTLE TOWERS LLC 144A	4.883% 08/15/2040 DD 08/16/10	1,730,000	1,860,907	1,809,355
CSAIL 2015-C1 COMMERCIA C1 ASB	3.351% 04/15/2050 DD 03/01/15	400,000	411,998	411,272
CSAIL 2015-C4 COMMERCIA C4 ASB	3.617% 11/15/2048 DD 11/01/15	1,000,000	1,075,039	1,036,620
DAIMLER FINANCE NORTH AME 144A	2.300% 02/12/2021 DD 11/14/17	1,400,000	1,397,074	1,388,128
DELL INTERNATIONAL LLC / 144A	4.420% 06/15/2021 DD 06/01/16	800,000	842,048	833,616
DELL INTERNATIONAL LLC / 144A	5.450% 06/15/2023 DD 06/01/16	400,000	436,568	432,256
DEUTSCHE BANK AG	4.250% 10/14/2021 DD 04/14/17	1,200,000	1,214,064	1,248,444
DOMINION ENERGY GAS HOLDINGS L	2.500% 12/15/2019 DD 12/08/14	800,000	806,728	801,256
ECMC GROUP STUDENT L 2A A 144A	VAR RT 05/25/2067 DD 08/10/17	910,752	910,752	918,366
EMD FINANCE LLC 144A	2.400% 03/19/2020 DD 03/19/15	1,000,000	1,000,360	997,810
ENBRIDGE INC	VAR RT 01/10/2020 DD 10/10/17	1,100,000	1,098,768	1,101,518
ENERGY N W WA ELEC REVENUE	1.793% 07/01/2018 DD 04/24/14	750,000	750,000	749,955
ENERGY TRANSFER PARTNERS LP	4.150% 10/01/2020 DD 09/19/13	1,000,000	1,045,950	1,032,650
ENTERPRISE PRODUCTS OPERATING	6.500% 01/31/2019 DD 04/03/08	500,000	531,915	522,485
ESC LEHMAN BRTH HLD	0.000% 05/02/2018 DD 04/24/08	1,800,000	972,142	84,240
ESC LEHMAN BRTH HLD ESCROW	0.000% 11/24/2013 DD 01/22/08	900,000	498,390	41,400
FEDERAL HOME LN BK CONS BD	0.875% 08/05/2019 DD 08/04/16	1,150,000	1,147,792	1,131,301
FEDERAL HOME LN MTG CORP	1.625% 09/29/2020 DD 09/29/17	1,500,000	1,497,285	1,482,870
FEDERAL NATL MTG ASSN	1.875% 09/24/2026 DD 09/27/16	4,400,000	4,044,128	4,147,616
FEDERAL NATL MTG ASSN	2.000% 01/05/2022 DD 01/09/17	6,400,000	6,389,922	6,357,824
FEDERAL NATL MTG ASSN	1.750% 09/12/2019 DD 07/28/14	21,200,000	21,080,644	21,140,004
FHLMC POOL #1G-1744	VAR RT 08/01/2035 DD 09/01/05	300,896	301,726	316,816
FHLMC POOL #78-0605	VAR RT 06/01/2033 DD 06/01/03	371,796	371,564	389,732
FHLMC POOL #84-6183	VAR RT 01/01/2024 DD 10/01/95	12,657	12,112	13,049
FHLMC MULTICLASS MTG	3.389% 03/25/2024 DD 06/01/14	1,000,000	1,029,951	1,045,070
FHLMC MULTICLASS MTG 3225 HF	VAR RT 10/15/2036 DD 10/15/06	482,910	485,173	486,160
FHLMC MULTICLASS MTG 3843 FE	VAR RT 04/15/2041 DD 04/15/11	546,712	548,079	551,666
FHLMC MULTICLASS MTG 3843 FG	VAR RT 04/15/2041 DD 04/15/11	546,712	548,079	551,316
FHLMC MULTICLASS MTG 4559 AF	VAR RT 03/15/2042 DD 03/01/16	1,968,708	1,971,169	1,969,102
FHLMC MULTICLASS MTG 6 C	9.050% 06/15/2019 DD 05/15/88	22	22	22
FHLMC MULTICLASS MTG K065 A1	2.864% 10/25/2026 DD 07/01/17	694,110	707,954	701,836
FHLMC MULTICLASS MTG KJ04 A1	1.376% 10/25/2020 DD 05/01/16	546,430	546,426	542,277
FHLMC MULTICLASS MTG KJ11 A1	2.045% 07/25/2022 DD 02/01/17	592,017	592,014	589,441
FIDELITY NATIONAL INFORMATION	5.000% 10/15/2025 DD 10/20/15	139,000	158,142	153,610
FNMA POOL #0072163	VAR RT 02/01/2028 DD 02/01/89	2,712	2,690	2,690
FNMA POOL #0112511	VAR RT 09/01/2020 DD 01/01/91	1,075	1,080	1,067
FNMA POOL #0303298	VAR RT 01/01/2025 DD 04/01/95	3,341	3,431	3,333
FNMA POOL #0323919	VAR RT 08/01/2029 DD 08/01/99	12,349	11,855	12,890

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01.0001
December 31, 2017

FNMA POOL #0361373	VAR RT 07/01/2026 DD 09/01/96	17,851	18,303	18,441
FNMA POOL #0MA2705	3.000% 08/01/2046 DD 07/01/16	811,202	844,601	811,616
FNMA GTD REMIC P/T 11-47 GF	VAR RT 06/25/2041 DD 05/25/11	1,319,337	1,324,697	1,333,823
FNMA GTD REMIC P/T 15-79 FE	VAR RT 11/25/2045 DD 10/25/15	869,472	864,445	867,629
FNMA GTD REMIC P/T 16-11 CF	VAR RT 03/25/2046 DD 02/25/16	975,297	972,249	975,912
FNMA GTD REMIC P/T 17-M12 A1	2.815% 06/25/2027 DD 10/01/17	1,793,287	1,811,188	1,796,031
FNMA GTD REMIC P/T 17-M8 A1	2.654% 05/25/2027 DD 07/01/17	588,758	594,625	590,601
FORD CREDIT AUTO LEASE T A A2B	VAR RT 11/15/2019 DD 03/28/17	1,039,400	1,039,400	1,039,296
FORD CREDIT AUTO OWNE 1 A 144A	2.260% 11/15/2025 DD 05/15/14	1,000,000	999,751	1,002,030
FORD MOTOR CREDIT CO LLC	5.875% 08/02/2021 DD 08/01/11	650,000	712,992	713,772
FORD MOTOR CREDIT CO LLC	4.134% 08/04/2025 DD 08/04/15	900,000	937,629	930,798
GATX CORP	VAR RT 11/05/2021 DD 11/06/17	800,000	800,000	805,872
GENERAL ELECTRIC CO	4.650% 10/17/2021 DD 10/17/11	430,000	477,489	462,955
GENERAL MOTORS FINANCIAL CO IN	4.375% 09/25/2021 DD 09/25/14	500,000	524,475	525,945
GENERAL MOTORS FINANCIAL CO IN	VAR RT 10/04/2019 DD 10/06/16	800,000	803,400	810,512
GNMA POOL #0434797	8.500% 07/15/2030 DD 07/01/00	5,269	5,468	5,668
GNMA POOL #0434944	8.500% 11/15/2030 DD 11/01/00	2,713	2,816	2,815
GNMA POOL #0434985	8.500% 12/15/2030 DD 12/01/00	6,725	6,969	6,966
GNMA POOL #0486116	8.500% 07/15/2030 DD 07/01/00	9,608	9,960	9,682
GNMA POOL #0494885	8.500% 03/15/2030 DD 03/01/00	1,250	1,297	1,255
GNMA POOL #0498147	8.500% 12/15/2029 DD 12/01/99	332	344	333
GNMA POOL #0511172	8.500% 01/15/2030 DD 01/01/00	551	572	558
GNMA POOL #0520979	8.500% 09/15/2030 DD 09/01/00	5,236	5,434	5,973
GNMA POOL #0521829	8.500% 05/15/2030 DD 05/01/00	4,437	4,600	4,956
GNMA POOL #0531197	8.500% 06/15/2030 DD 06/01/00	8,287	8,590	8,368
GNMA POOL #0698036	6.000% 01/15/2039 DD 01/01/09	27,169	29,601	30,394
GNMA POOL #0782190	6.000% 10/15/2037 DD 10/01/07	4,499	4,901	5,030
GNMA POOL #0782449	6.000% 09/15/2038 DD 10/01/08	34,734	37,844	38,834
GNMA GTD REMIC P/T 17-57 WF	VAR RT 12/20/2045 DD 04/01/17	985,447	984,793	983,535
GNMA II POOL #0003001	8.500% 11/20/2030 DD 11/01/00	6,057	6,256	6,924
GNMA II POOL #0008089	VAR RT 12/20/2022 DD 12/01/92	37,615	38,250	38,453
GNMA II POOL #0008913	VAR RT 07/20/2026 DD 07/01/96	11,932	11,794	12,290
GNMA II POOL #0080022	VAR RT 12/20/2026 DD 12/01/96	12,933	12,990	13,370
GNMA II POOL #0080354	VAR RT 12/20/2029 DD 12/01/99	31,922	32,666	33,143
GOLDMAN SACHS GROUP INC/THE	5.250% 07/27/2021 DD 07/27/11	100,000	99,946	108,379
GOLDMAN SACHS GROUP INC/THE	5.750% 01/24/2022 DD 01/24/12	2,400,000	2,722,008	2,661,192
GOLDMAN SACHS GROUP INC/THE	4.000% 03/03/2024 DD 03/03/14	400,000	420,300	419,656
GOLDMAN SACHS GROUP INC/THE	VAR RT 06/05/2023 DD 06/05/17	600,000	600,000	596,010
GOLDMAN SACHS GROUP INC/THE	3.750% 05/22/2025 DD 05/22/15	200,000	201,482	206,050
HSBC HOLDINGS PLC	5.100% 04/05/2021 DD 04/05/11	1,500,000	1,698,855	1,611,645
HSBC HOLDINGS PLC	3.600% 05/25/2023 DD 05/25/16	900,000	915,877	925,974
HYUNDAI AUTO LEASE B A2B 144A	VAR RT 12/16/2019 DD 05/31/17	1,600,000	1,600,000	1,600,976
IMPERIAL BRANDS FINANCE P 144A	3.750% 07/21/2022 DD 07/21/15	1,000,000	1,059,420	1,033,400
JAPAN BANK FOR INTERNATIONAL C	2.500% 06/01/2022 DD 06/01/17	500,000	499,510	497,895
JPMBB COMMERCIAL MORTG C17 ASB	3.705% 01/15/2047 DD 12/01/13	600,000	628,056	621,912

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01.0001
December 31, 2017

JPMBB COMMERCIAL MORTG C21 ASB	3.428% 08/15/2047 DD 07/01/14	1,200,000	1,235,996	1,233,036
JPMBB COMMERCIAL MORTG C24 ASB	3.368% 11/15/2047 DD 10/01/14	1,000,000	1,029,996	1,026,500
JPMDB COMMERCIAL MORTGA C4 ASB	2.994% 12/15/2049 DD 11/01/16	900,000	926,999	901,656
JPMORGAN CHASE & CO	3.200% 01/25/2023 DD 01/25/13	1,000,000	1,036,420	1,020,000
JPMORGAN CHASE & CO	3.625% 05/13/2024 DD 05/13/14	3,000,000	3,128,610	3,119,430
KANSAS ST DEV FIN AUTH REVENUE	2.927% 04/15/2021 DD 08/20/15	950,000	950,000	956,318
KEYBANK NA/CLEVELAND OH	2.500% 12/15/2019 DD 11/24/14	250,000	256,076	250,738
KINDER MORGAN ENERGY PARTNERS	4.300% 05/01/2024 DD 05/02/14	500,000	516,530	520,580
KINDER MORGAN ENERGY PARTNERS	3.500% 09/01/2023 DD 02/28/13	1,500,000	1,480,858	1,500,960
KRAFT HEINZ FOODS CO	VAR RT 02/10/2021 DD 08/10/17	800,000	800,000	802,008
LEASEPLAN CORP NV 144A	2.875% 01/22/2019 DD 10/22/15	300,000	302,871	300,204
LEHMAN BRTH HLD (RICI) ESCROW	0.000% 12/28/2049 DD 12/21/07	2,000,000	1,998,520	—
LLOYDS BANKING GROUP PLC	VAR RT 11/07/2023 DD 11/07/17	900,000	900,000	892,287
LOS ANGELES CA MUNI IMPT CORPL	3.432% 11/01/2021 DD 11/19/15	450,000	450,000	465,260
LOS ANGELES CNTY CA PUBLIC WKS	2.560% 12/01/2019 DD 09/02/15	870,000	870,000	874,785
LOS ANGELES CNTY CA REDEV REFU	2.000% 09/01/2023 DD 08/25/16	800,000	792,424	768,680
METROPOLITAN LIFE GLOBAL 144A	2.300% 04/10/2019 DD 04/10/14	550,000	549,280	550,765
MICHIGAN ST	7.625% 09/15/2027 DD 06/25/09	750,000	900,923	780,008
MORGAN STANLEY	4.000% 07/23/2025 DD 07/23/15	2,000,000	2,131,000	2,094,100
MORGAN STANLEY	5.750% 01/25/2021 DD 01/25/11	2,000,000	2,298,480	2,179,480
MORGAN STANLEY BANK OF C13 ASB	3.557% 11/15/2046 DD 12/01/13	500,000	519,475	515,630
MORGAN STANLEY BANK OF C16 A4	3.600% 06/15/2047 DD 06/01/14	900,000	957,516	932,139
MORGAN STANLEY CAPITAL HR2 ASB	3.509% 12/15/2050 DD 12/01/17	700,000	720,984	721,084
MOTEL 6 TRUST 2017 MTL6 A 144A	VAR RT 08/15/2034 DD 09/11/17	793,967	793,967	795,705
NATIONWIDE BUILDING SOCIE 144A	2.450% 07/27/2021 DD 07/27/16	500,000	504,080	495,970
NAVIENT STUDENT LOA 3A A1 144A	VAR RT 07/26/2066 DD 04/20/17	442,552	442,552	442,822
NAVIENT STUDENT LOAN 5A A 144A	VAR RT 06/25/2065 DD 08/11/16	627,836	627,836	641,178
NEW YORK ST URBAN DEV CORP REV	2.100% 03/15/2022 DD 03/23/17	2,000,000	1,999,060	1,991,560
NISSAN MOTOR ACCEPTANCE C 144A	2.650% 09/26/2018 DD 09/26/13	1,800,000	1,830,780	1,806,822
NORTH CAROLINA ST TURNPIKE AUT	6.700% 01/01/2039 DD 07/29/09	600,000	670,572	626,766
NUVEEN FINANCE LLC 144A	2.950% 11/01/2019 DD 10/30/14	800,000	798,560	807,648
ORACLE CORP	2.950% 11/15/2024 DD 11/09/17	900,000	898,578	906,453
OVERSEAS PRIVATE INVT CORP	3.790% 06/15/2034 DD 03/17/14	1,092,371	1,092,884	1,172,147
PENSKE TRUCK LEASING CO L 144A	3.050% 01/09/2020 DD 12/11/14	800,000	822,952	809,592
PETROBRAS GLOBAL FINANCE BV	6.250% 03/17/2024 DD 03/17/14	200,000	200,980	212,200
PIONEER NATURAL RESOURCES CO	7.500% 01/15/2020 DD 11/13/09	850,000	1,041,905	932,297
PORT OF SEATTLE WA REVENUE	7.000% 05/01/2036 DD 07/16/09	750,000	876,195	797,850
PROTECTIVE LIFE GLOBAL FU 144A	2.161% 09/25/2020 DD 09/27/17	900,000	900,000	890,271
PUBLIC SERVICE ELECTRIC & GAS	1.900% 03/15/2021 DD 03/03/16	460,000	464,951	452,999
QUALCOMM INC	3.000% 05/20/2022 DD 05/20/15	400,000	399,848	400,364
QUALCOMM INC	2.100% 05/20/2020 DD 05/26/17	700,000	699,958	697,053
QVC INC	4.850% 04/01/2024 DD 03/18/14	1,500,000	1,536,930	1,576,275
RECKITT BENCKISER TREASUR 144A	2.375% 06/24/2022 DD 06/26/17	800,000	799,248	784,312
REILLY MTG ASSOC 91ST FHA PROJ	VAR RT 02/01/2023 DD 11/04/99	9,363	9,598	9,392
RELIANCE STANDARD LIFE GL 144A	2.500% 04/24/2019 DD 04/24/14	1,000,000	997,670	1,002,220

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01.0001
December 31, 2017

ROYAL BANK OF SCOTLAND GROUP P	3.875% 09/12/2023 DD 09/12/16	1,100,000	1,100,437	1,118,634
SABINE PASS LIQUEFACTION LLC	5.750% 05/15/2024 DD 11/15/14	1,000,000	1,117,630	1,111,480
SANTANDER UK GROUP HOLDINGS PL	3.125% 01/08/2021 DD 01/08/16	1,150,000	1,165,658	1,160,822
SBA TOWER TRUST 144A	2.898% 10/11/2044 DD 10/15/14	900,000	900,000	902,160
SLC STUDENT LOAN TRUST 20 1 A3	VAR RT 02/15/2025 DD 06/15/05	568,004	567,382	567,595
SLC STUDENT LOAN TRUST 20 2 A3	VAR RT 03/15/2027 DD 09/28/05	621,344	619,985	620,859
SLC STUDENT LOAN TRUST 20 2 A5	VAR RT 09/15/2026 DD 09/19/06	1,438,524	1,426,428	1,435,086
SLM STUDENT LOAN TR 12 A5 144A	VAR RT 09/15/2022 DD 11/25/03	89,122	89,052	89,164
SLM STUDENT LOAN TRUST 20 1 A5	VAR RT 01/26/2026 DD 01/25/07	417,592	416,287	417,713
SLM STUDENT LOAN TRUST 20 3 A5	VAR RT 10/25/2024 DD 04/13/05	290,611	288,113	290,335
SLM STUDENT LOAN TRUST 20 4 A3	VAR RT 01/25/2027 DD 05/19/05	438,779	436,448	436,760
SLM STUDENT LOAN TRUST 20 8 A5	VAR RT 01/27/2025 DD 09/14/06	1,459,238	1,454,222	1,456,393
SOCIETE GENERALE SA 144A	2.625% 09/16/2020 DD 09/16/15	1,150,000	1,144,975	1,153,013
SOUTHERN CALIFORNIA GAS CO	5.450% 04/15/2018 DD 10/17/03	500,000	532,240	505,155
SOUTHERN POWER CO 144A	VAR RT 12/20/2020 DD 11/20/17	800,000	800,000	801,680
SOUTHWEST AIRLINES CO	2.750% 11/06/2019 DD 11/06/14	500,000	498,980	503,580
TECH DATA CORP	3.700% 02/15/2022 DD 01/31/17	400,000	400,804	401,240
TELEFONICA EMISIONES SAU	5.877% 07/15/2019 DD 07/06/09	650,000	722,605	683,345
TELEFONICA EMISIONES SAU	5.462% 02/16/2021 DD 02/16/11	900,000	1,000,629	973,539
TEVA PHARMACEUTICAL FINANCE NE	2.200% 07/21/2021 DD 07/21/16	600,000	577,740	548,082
THOMSON REUTERS CORP	3.950% 09/30/2021 DD 10/05/11	1,000,000	1,052,280	1,035,080
TYSON FOODS INC	3.950% 08/15/2024 DD 08/08/14	700,000	756,035	736,169
U S TREASURY NOTE	1.500% 08/15/2026 DD 08/15/16	300,000	291,279	279,117
U S TREASURY NOTE	1.875% 07/31/2022 DD 07/31/17	5,700,000	5,712,246	5,622,765
U S TREASURY NOTE	1.875% 08/31/2024 DD 08/31/17	2,650,000	2,604,533	2,578,689
U S TREASURY NOTE	1.875% 09/30/2022 DD 09/30/17	600,000	599,203	591,306
U S TREASURY NOTE	2.250% 10/31/2024 DD 10/31/17	2,650,000	2,670,489	2,637,784
U S TREASURY NOTE	1.750% 03/31/2022 DD 03/31/15	3,000,000	3,005,156	2,950,770
U S TREASURY NOTE	1.375% 01/31/2021 DD 01/31/16	2,300,000	2,317,520	2,256,162
U S TREASURY NOTE	1.125% 02/28/2021 DD 02/29/16	10,000,000	9,852,935	9,724,600
U S TREASURY NOTE	1.500% 03/31/2023 DD 03/31/16	2,900,000	2,871,227	2,795,774
U S TREASURY NOTE	1.375% 04/30/2021 DD 04/30/16	8,000,000	7,986,016	7,826,880
U S TREASURY NOTE	1.250% 07/31/2023 DD 07/31/16	5,000,000	4,979,492	4,738,500
U S TREASURY NOTE	2.250% 02/15/2027 DD 02/15/17	3,100,000	3,088,293	3,059,328
U S TREASURY NOTE	2.000% 04/30/2024 DD 04/30/17	4,100,000	4,063,164	4,025,995
U S TREASURY NOTE	2.375% 05/15/2027 DD 05/15/17	6,480,000	6,554,333	6,461,532
U S TREASURY NOTE	2.000% 05/31/2024 DD 05/31/17	5,200,000	5,217,976	5,102,916
UBS COMMERCIAL MORTGAGE C4 ASB	3.366% 10/15/2050 DD 10/01/17	500,000	514,982	510,480
UBS COMMERCIAL MORTGAGE C7 ASB	3.586% 12/15/2050 DD 12/01/17	800,000	823,995	826,840
UBS GROUP FUNDING SWITZER 144A	VAR RT 08/15/2023 DD 08/15/17	1,600,000	1,600,000	1,581,712
UBS-BARCLAYS COMMERCIAL C5 AAB	2.687% 03/10/2046 DD 02/01/13	500,000	497,580	503,140
UNIV OF CALIFORNIA CA REVENUES	2.719% 05/15/2024 DD 09/28/17	700,000	700,000	693,238
UTAH ST	3.539% 07/01/2025 DD 09/30/10	1,350,000	1,450,802	1,407,173
VERIZON COMMUNICATIONS IN 144A	3.376% 02/15/2025 DD 08/16/17	2,589,000	2,561,966	2,598,786
VOLKSWAGEN GROUP OF AMERI 144A	2.450% 11/20/2019 DD 11/20/14	500,000	499,500	499,695

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01.0001
December 31, 2017

VOLKSWAGEN GROUP OF AMERI 144A	VAR RT 05/22/2018 DD 05/22/15	500,000	496,270	500,090
WELLS FARGO & CO	VAR RT 01/24/2023 DD 01/24/17	1,600,000	1,600,000	1,631,792
WELLS FARGO & CO	3.500% 03/08/2022 DD 03/08/12	1,000,000	1,042,500	1,032,560
WELLS FARGO & CO	3.300% 09/09/2024 DD 09/09/14	2,500,000	2,488,775	2,538,775
WELLS FARGO COMMERCIAL C30 ASB	3.412% 09/15/2058 DD 08/01/15	800,000	856,438	822,952
WELLS FARGO COMMERCIAL C35 ASB	2.788% 07/15/2048 DD 07/01/16	600,000	617,980	596,340
WESTJET AIRLINES LTD 144A	3.500% 06/16/2021 DD 06/16/16	1,000,000	1,025,000	1,009,320
WISCONSIN ST GEN FUND ANNUAL A	1.899% 05/01/2022 DD 08/16/16	800,000	800,000	779,264
YALE UNIVERSITY	2.086% 04/15/2019 DD 04/10/14	350,000	357,884	351,246
ZIMMER BIOMET HOLDINGS INC	3.550% 04/01/2025 DD 03/19/15	800,000	826,712	799,472
ARGENT SECURITIES INC A W10 M1	VAR RT 10/25/2034 DD 09/09/04	292,114	216,530	284,548
BANC OF AMERICA MORTGAGE A 1A1	VAR RT 02/25/2034 DD 01/01/04	9,263	9,201	9,262
BEAR STEARNS ALT-A TRUS 11 2A2	VAR RT 11/25/2034 DD 09/01/04	79,484	79,236	76,056
FHLMC MULTICLASS MTG K006 AX1	VAR RT 01/25/2020 DD 04/01/10	2,203,422	148,817	36,511
FHLMC MULTICLASS MTG K007 X1	VAR RT 04/25/2020 DD 06/01/10	391,266	29,742	7,696
FHLMC MULTICLASS MTG K008 X1	VAR RT 06/25/2020 DD 09/01/10	456,234	47,352	14,070
JP MORGAN MORTGAGE TRUS A2 4A1	VAR RT 05/25/2034 DD 04/01/04	80,234	79,369	79,492
MASTR ADJUSTABLE RATE M 15 1A1	VAR RT 12/25/2034 DD 11/01/04	16,152	16,051	16,171
MERRILL LYNCH MORTGAGE A1 2A1	VAR RT 02/25/2034 DD 02/01/04	163,837	146,122	163,914
NORTHSTAR EDU FIN INC DE	VAR RT 01/29/2046 DD 03/13/07	300,000	246,000	288,035
THORNBURG MORTGAGE SECUR 4 2A1	VAR RT 09/25/2037 DD 08/01/07	93,673	93,337	93,299
BARCLAYS BANK PLC REV REPO	1.510% 01/03/2018 DD 01/02/18	14,100,000	(14,100,000)	(14,100,000)
COMMIT TO PUR FHLMC GOLD SFM	3.500% 01/01/2048 DD 01/01/18	3,600,000	(3,693,655)	(3,693,655)
COMMIT TO PUR FHLMC GOLD SFM	3.500% 01/01/2048 DD 01/01/18	5,000,000	(5,132,813)	(5,132,813)
COMMIT TO PUR FHLMC GOLD SFM	3.500% 01/01/2048 DD 01/01/18	3,600,000	(3,692,250)	(3,692,250)
COMMIT TO PUR FHLMC GOLD SFM	3.500% 02/01/2048 DD 02/01/18	3,600,000	(3,675,375)	(3,675,375)
COMMIT TO PUR FHLMC GOLD SFM	3.500% 02/01/2048 DD 02/01/18	5,000,000	(5,131,250)	(5,131,250)
COMMIT TO PUR FHLMC GOLD SFM	3.500% 01/01/2048 DD 01/01/18	(3,600,000)	3,681,211	3,681,211
COMMIT TO PUR FHLMC GOLD SFM	3.500% 01/01/2048 DD 01/01/18	(5,000,000)	5,139,355	5,139,355
COMMIT TO PUR FHLMC GOLD SFM	3.500% 01/01/2048 DD 01/01/18	(3,600,000)	3,693,656	3,693,656
COMMIT TO PUR FNMA SF MTG	4.000% 02/01/2048 DD 02/01/18	4,700,000	(4,901,219)	(4,901,219)
COMMIT TO PUR FNMA SF MTG	4.000% 02/01/2048 DD 02/01/18	300,000	(312,844)	(312,844)
COMMIT TO PUR FNMA SF MTG	4.000% 02/01/2048 DD 02/01/18	300,000	(312,844)	(312,844)
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2033 DD 01/01/18	5,000,000	(5,095,313)	(5,095,313)
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2033 DD 01/01/18	3,400,000	(3,464,813)	(3,464,813)
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2048 DD 01/01/18	600,000	(597,164)	(597,164)
COMMIT TO PUR FNMA SF MTG	3.000% 02/01/2048 DD 02/01/18	600,000	(596,684)	(596,684)
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2048 DD 01/01/18	4,700,000	(4,927,656)	(4,927,656)
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2048 DD 01/01/18	300,000	(314,531)	(314,531)
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2048 DD 01/01/18	300,000	(314,607)	(314,607)
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2048 DD 01/01/18	5,000,000	(5,227,734)	(5,227,734)
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2048 DD 01/01/18	300,000	(313,453)	(313,453)
COMMIT TO PUR FNMA SF MTG	4.000% 02/01/2048 DD 02/01/18	300,000	(312,844)	(312,844)
COMMIT TO PUR FNMA SF MTG	4.000% 02/01/2048 DD 02/01/18	5,000,000	(5,212,500)	(5,212,500)
COMMIT TO PUR FNMA SF MTG	4.000% 03/01/2048 DD 03/01/18	300,000	(311,965)	(311,965)

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01.0001
December 31, 2017

COMMIT TO PUR FNMA SF MTG	4.000% 03/01/2048 DD 03/01/18	5,000,000	(5,202,539)	(5,202,539)
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2048 DD 01/01/18	(600,000)	597,469	597,469
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2048 DD 01/01/18	(5,000,000)	5,219,336	5,219,336
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2048 DD 01/01/18	(300,000)	313,277	313,277
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2048 DD 01/01/18	(300,000)	313,664	313,664
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2048 DD 01/01/18	(4,700,000)	4,914,070	4,914,070
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2048 DD 01/01/18	(300,000)	313,453	313,453
COMMIT TO PUR FNMA SF MTG	4.000% 02/01/2048 DD 02/01/18	(300,000)	312,422	312,422
COMMIT TO PUR FNMA SF MTG	4.000% 02/01/2048 DD 02/01/18	(4,700,000)	4,897,363	4,897,363
COMMIT TO PUR FNMA SF MTG	4.000% 02/01/2048 DD 02/01/18	(300,000)	312,598	312,598
COMMIT TO PUR FNMA SF MTG	4.000% 02/01/2048 DD 02/01/18	(300,000)	312,844	312,844
COMMIT TO PUR FNMA SF MTG	4.000% 02/01/2048 DD 02/01/18	(5,000,000)	5,214,063	5,214,063
COMMIT TO PUR GNMA II JUMBOS	4.000% 01/20/2048 DD 01/01/18	200,000	(208,438)	(208,438)
COMMIT TO PUR GNMA II JUMBOS	4.000% 01/20/2048 DD 01/01/18	200,000	(209,406)	(209,406)
COMMIT TO PUR GNMA II JUMBOS	4.000% 01/20/2048 DD 01/01/18	5,000,000	$(5,235,156)	(5,235,156)
COMMIT TO PUR GNMA II JUMBOS	4.000% 01/20/2048 DD 01/01/18	5,000,000	$(5,203,906)	(5,203,906)
COMMIT TO PUR GNMA II JUMBOS	4.000% 02/20/2048 DD 02/01/18	200,000	$(208,625)	$(208,625)
COMMIT TO PUR GNMA II JUMBOS	4.000% 02/20/2048 DD 02/01/18	5,000,000	(5,215,625)	(5,215,625)
COMMIT TO PUR GNMA II JUMBOS	4.000% 01/20/2048 DD 01/01/18	(200,000)	208,688	208,688
COMMIT TO PUR GNMA II JUMBOS	4.000% 01/20/2048 DD 01/01/18	(200,000)	208,438	208,438
COMMIT TO PUR GNMA II JUMBOS	4.000% 01/20/2048 DD 01/01/18	(5,000,000)	5,203,906	5,203,906
COMMIT TO PUR GNMA II JUMBOS	4.000% 01/20/2048 DD 01/01/18	(5,000,000)	5,216,992	5,216,992
FHLMC POOL #1G-1744	VAR RT 08/01/2035 DD 09/01/05	(1,038)	1,038	1,038
FHLMC POOL #78-0605	VAR RT 06/01/2033 DD 06/01/03	(8,533)	8,533	8,533
FHLMC POOL #84-6183	VAR RT 01/01/2024 DD 10/01/95	(288)	288	288
FHLMC MULTICLASS MTG 4559 AF	VAR RT 03/15/2042 DD 03/01/16	(66,272)	66,272	66,272
FHLMC MULTICLASS MTG 6 C	9.050% 06/15/2019 DD 05/15/88	(25)	25	25
JP MORGAN MORTGAGE TRUS A2 4A1	VAR RT 05/25/2034 DD 04/01/04	(1,023)	1,023	1,023
US 10YR NOTE FUTURE (CBT)	EXP MAR 18	66	(44,344)	(44,344)
US 2YR TREAS NTS FUT (CBT)	EXP MAR 18	(29)	14,047	14,047
US 5YR TREAS NTS FUTURE (CBT)	EXP MAR 18	93	(59,578)	(59,578)
US ULTRA BOND (CBT)	EXP MAR 18	(2)	(1,750)	(1,750)
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		30,786,752	30,786,752
TOTAL UNDERLYING ASSETS			$281,280,576	275,876,041
ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(3,054,310)
CONTRACT VALUE				$272,821,731

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX B - UNDERLYING ASSETS FOR VOYA 60090
December 31, 2017

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	AMERIQUEST MORTGAGE SEC AR2 M1	VAR RT 05/25/2033 DD 05/14/03	4,733	$4,733	$4,722
	ASSET BACKED SECURITIES HE3 M1	VAR RT 06/15/2033 DD 06/03/03	9,727	9,718	9,611
	ASSET BACKED SECURITIES HE4 M2	VAR RT 08/15/2033 DD 08/06/03	5,316	5,316	5,296
	CDC MORTGAGE CAPITAL TR HE1 M1	VAR RT 08/25/2033 DD 03/28/03	4,579	4,550	4,562
	CDC MORTGAGE CAPITAL TR HE2 M1	VAR RT 10/25/2033 DD 05/29/03	4,315	4,317	4,306
	CDC MORTGAGE CAPITAL TR HE3 M1	VAR RT 03/25/2033 DD 11/27/02	2,910	2,914	2,901
	CITIGROUP GLOBAL MARKETS HE1 A	VAR RT 04/25/2033 DD 04/25/03	587	587	536
	COUNTRYWIDE ASSET-BACKED 5 MV1	VAR RT 03/25/2033 DD 12/30/02	1,748	1,770	1,744
	GNMA II POOL #0891616	VAR RT 06/20/2058 DD 07/01/08	389,550	397,204	398,852
	GS MORTGAGE SECURITIE GCJ7 AAB	2.935% 05/10/2045 DD 06/01/12	842,217	866,617	851,456
	GSAMP TRUST 2002-HE HE M1	VAR RT 11/20/2032 DD 11/27/02	2,065	2,100	2,026
	HOME EQUITY ASSET TRUST 2 4 M1	VAR RT 10/25/2033 DD 06/27/03	14,163	14,163	13,954
	HOME EQUITY ASSET TRUST 2 5 M1	VAR RT 12/25/2033 DD 08/28/03	3,420	3,420	3,447
	HOME EQUITY ASSET TRUST 2 5 M2	VAR RT 12/25/2033 DD 08/28/03	309	309	308
	LONG BEACH MORTGAGE LOAN 3 M1	VAR RT 07/25/2033 DD 06/05/03	39,163	39,163	39,156
	MERCEDES-BENZ AUTO RECEIV 1 A3	1.340% 12/16/2019 DD 07/22/15	551,994	553,292	550,752
	MORGAN STANLEY ABS CAPI HE1 M1	VAR RT 05/25/2033 DD 06/27/03	13,558	13,558	13,444
	MORGAN STANLEY ABS CAPI NC7 M1	VAR RT 06/25/2033 DD 07/30/03	4,561	4,561	4,511
	MORGAN STANLEY ABS CAPI NC7 M2	VAR RT 06/25/2033 DD 07/30/03	15	15	15
	MORGAN STANLEY BANK OF C24 A1	1.706% 05/15/2048 DD 08/01/15	375,637	377,397	372,688
	MORGAN STANLEY DEAN WIT NC5 M3	VAR RT 10/25/2032 DD 10/29/02	843	844	673
	U S TREASURY NOTE	0.875% 05/15/2019 DD 05/15/16	1,000,000	994,844	986,840
	U S TREASURY NOTE	1.750% 05/31/2022 DD 05/31/17	1,000,000	1,000,156	982,580
	INTEREST BEARING CASH	TEMPORARY INVESTMENTS		215,670	215,670
	TOTAL UNDERLYING ASSETS			$4,517,218	4,470,050
	ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(7,691)
	CONTRACT VALUE				$4,462,359

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX C - UNDERLYING ASSETS FOR NEW YORK LIFE GA-29007
December 31, 2017

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	AIR LEASE CORP	2.125% 01/15/2020 DD 10/03/16	290,000	$288,965	$287,861
	AIR LIQUIDE FINANCE SA 144A	1.750% 09/27/2021 DD 09/27/16	1,000,000	972,810	969,770
	ALIMENTATION COUCHE-TARD 144A	2.350% 12/13/2019 DD 12/14/17	280,000	279,966	279,983
	AMAZON.COM INC 144A	1.900% 08/21/2020 DD 08/22/17	565,000	564,689	560,367
	AMERICAN HONDA FINANCE CORP	2.250% 08/15/2019 DD 09/09/14	1,050,000	1,048,058	1,051,575
	ANHEUSER-BUSCH INBEV FINANCE I	2.650% 02/01/2021 DD 01/25/16	850,000	863,464	854,267
	APPLE INC	1.550% 08/04/2021 DD 08/04/16	1,295,000	1,272,558	1,258,118
	BANK OF AMERICA CORP	5.700% 01/24/2022 DD 01/24/12	620,000	702,212	691,164
	BOEING CO/THE	2.125% 03/01/2022 DD 02/16/17	625,000	628,838	619,700
	BP CAPITAL MARKETS PLC	1.676% 05/03/2019 DD 05/04/16	620,000	620,000	616,739
	CAPITAL ONE NA	2.950% 07/23/2021 DD 07/24/14	800,000	827,368	804,768
	CHEVRON CORP	1.961% 03/03/2020 DD 03/03/15	360,000	360,000	358,733
	CHEVRON CORP	4.950% 03/03/2019 DD 03/03/09	580,000	657,355	599,418
	CHUBB INA HOLDINGS INC	2.300% 11/03/2020 DD 11/03/15	315,000	315,916	314,499
	CISCO SYSTEMS INC	2.200% 02/28/2021 DD 02/29/16	1,000,000	1,009,610	996,830
	CITIZENS BANK NA/PROVIDENCE RI	2.500% 03/14/2019 DD 03/14/16	740,000	743,443	741,754
	CITIZENS BANK NA/PROVIDENCE RI	2.550% 05/13/2021 DD 05/13/16	250,000	249,768	249,075
	CK HUTCHISON INTERNATIONA 144A	2.250% 09/29/2020 DD 09/29/17	610,000	608,329	604,065
	COLGATE-PALMOLIVE CO	1.750% 03/15/2019 DD 03/03/14	975,000	973,830	972,075
	CONSUMERS ENERGY CO	6.125% 03/15/2019 DD 09/12/08	900,000	1,067,463	940,977
	DIAGEO CAPITAL PLC	4.828% 07/15/2020 DD 05/14/10	285,796	309,128	303,710
	EASTMAN CHEMICAL CO	2.700% 01/15/2020 DD 11/20/14	900,000	911,763	905,805
	ELI LILLY & CO	1.950% 03/15/2019 DD 02/25/14	1,125,000	1,123,054	1,124,078
	ESTEE LAUDER COS INC/THE	1.700% 05/10/2021 DD 05/10/16	975,000	965,644	954,486
	EXELON CORP	2.850% 06/15/2020 DD 06/11/15	290,000	290,197	292,703
	EXXON MOBIL CORP	1.708% 03/01/2019 DD 03/03/16	310,000	313,295	309,275
	EXXON MOBIL CORP	2.222% 03/01/2021 DD 03/03/16	950,000	960,251	947,872
	FEDERAL HOME LN BK CONS BD	1.500% 10/21/2019 DD 10/13/17	1,285,000	1,282,726	1,275,505
	FEDERAL HOME LN BK CONS BD	1.550% 08/28/2019 DD 08/28/17	1,300,000	1,300,000	1,289,847
	FEDERAL HOME LN MTG CORP	2.000% 11/20/2020 DD 11/20/17	1,280,000	1,279,616	1,274,751
	FEDERAL NATL MTG ASSN	0.000% 10/09/2019 DD 10/09/84	1,325,000	1,276,916	1,276,108
	FHLMC POOL #C9-1385	4.000% 08/01/2031 DD 08/01/11	400,435	425,650	423,079
	FHLMC POOL #J1-1829	4.000% 03/01/2025 DD 03/01/10	132,768	142,975	138,541
	FHLMC POOL #J1-2388	4.000% 07/01/2025 DD 06/01/10	199,049	213,604	206,380
	FHLMC POOL #J1-3242	3.500% 10/01/2025 DD 10/01/10	52,755	55,657	54,781
	FHLMC POOL #J1-3503	3.500% 11/01/2025 DD 11/01/10	67,795	71,524	70,414
	FHLMC POOL #J1-3504	3.500% 11/01/2025 DD 11/01/10	38,961	41,104	40,408
	FNMA POOL #0888416	5.000% 09/01/2035 DD 05/01/07	55,962	60,467	60,799

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX C - UNDERLYING ASSETS FOR NEW YORK LIFE GA-29007
December 31, 2017

FNMA POOL #0AC1878	4.500% 09/01/2039 DD 08/01/09	314,758	342,497	341,340
FORD MOTOR CREDIT CO LLC	2.021% 05/03/2019 DD 05/04/16	270,000	270,824	268,777
GILEAD SCIENCES INC	2.550% 09/01/2020 DD 09/14/15	550,000	551,829	554,890
GOLDMAN SACHS GROUP INC/THE	2.550% 10/23/2019 DD 10/23/14	180,000	183,837	180,338
GOLDMAN SACHS GROUP INC/THE	2.875% 02/25/2021 DD 02/25/16	1,000,000	1,028,260	1,007,390
HARLEY-DAVIDSON MOTORCYCL 1 A3	1.100% 09/15/2019 DD 04/16/14	20,641	20,692	20,636
HOME DEPOT INC/THE	2.625% 06/01/2022 DD 06/02/15	625,000	637,338	628,488
HONEYWELL INTERNATIONAL INC	1.850% 11/01/2021 DD 10/31/16	640,000	639,968	628,384
HUNTINGTON BANCSHARES INC/OH	3.150% 03/14/2021 DD 03/14/16	290,000	289,429	294,562
HUNTINGTON NATIONAL BANK/THE	2.200% 11/06/2018 DD 11/06/15	250,000	249,705	250,223
INTEL CORP	2.450% 07/29/2020 DD 07/29/15	1,000,000	1,019,650	1,010,900
INTERNATIONAL BANK FOR RECONST	1.250% 07/26/2019 DD 01/28/16	1,240,000	1,234,011	1,226,236
JOHNSON & JOHNSON	1.125% 03/01/2019 DD 03/01/16	550,000	550,054	544,478
JPMORGAN CHASE & CO	2.200% 10/22/2019 DD 10/22/14	370,000	375,658	369,652
JPMORGAN CHASE & CO	2.550% 03/01/2021 DD 03/01/16	850,000	863,708	850,451
KIMBERLY-CLARK CORP	1.900% 05/22/2019 DD 05/22/14	1,275,000	1,282,370	1,271,647
MARATHON PETROLEUM CORP	5.125% 03/01/2021 DD 09/01/11	575,000	628,538	617,113
MCCORMICK & CO INC/MD	2.700% 08/15/2022 DD 08/11/17	565,000	564,944	564,571
MEDTRONIC INC	2.500% 03/15/2020 DD 03/15/15	250,000	258,013	251,480
MERCK & CO INC	1.850% 02/10/2020 DD 02/10/15	850,000	848,751	845,266
METROPOLITAN LIFE GLOBAL 144A	1.750% 09/19/2019 DD 09/19/17	290,000	289,803	287,915
MICROSOFT CORP	1.100% 08/08/2019 DD 08/08/16	970,000	968,936	957,031
MORGAN STANLEY	2.625% 11/17/2021 DD 11/17/16	1,200,000	1,206,072	1,194,528
NBCUNIVERSAL MEDIA LLC	4.375% 04/01/2021 DD 04/01/11	575,000	622,259	609,431
NOVARTIS CAPITAL CORP	1.800% 02/14/2020 DD 02/17/17	1,000,000	1,006,540	992,670
ORACLE CORP	3.875% 07/15/2020 DD 07/15/11	800,000	871,712	834,120
PEPSICO INC	1.550% 05/02/2019 DD 05/02/17	650,000	649,513	646,419
PFIZER INC	5.200% 08/12/2020 DD 08/12/15	925,000	1,022,162	995,911
PNC BANK NA	2.625% 02/17/2022 DD 02/17/17	600,000	604,362	601,362
PRICOA GLOBAL FUNDING I 144A	2.450% 09/21/2022 DD 09/21/17	480,000	479,506	475,690
PRINCIPAL LIFE GLOBAL FUN 144A	2.375% 11/21/2021 DD 11/21/16	620,000	618,115	615,406
PROCTER & GAMBLE CO/THE	1.850% 02/02/2021 DD 02/02/16	1,190,000	1,189,774	1,177,148
PROTECTIVE LIFE GLOBAL FU 144A	2.161% 09/25/2020 DD 09/27/17	635,000	635,000	628,136
PUBLIC SERVICE ELECTRIC & GAS	1.900% 03/15/2021 DD 03/03/16	1,200,000	1,219,320	1,181,736
ROCHE HOLDINGS INC 144A	2.250% 09/30/2019 DD 09/29/14	920,000	918,657	921,674
ROCKWELL COLLINS INC	2.800% 03/15/2022 DD 04/10/17	650,000	658,743	650,917
SAN DIEGO GAS & ELECTRIC CO	3.000% 08/15/2021 DD 08/18/11	1,250,000	1,294,975	1,277,563
SHELL INTERNATIONAL FINANCE BV	1.375% 05/10/2019 DD 05/10/16	260,000	259,423	257,761
SIEMENS FINANCIERINGSMAAT 144A	2.700% 03/16/2022 DD 03/16/17	770,000	768,252	774,520
SOUTHERN CO/THE	1.850% 07/01/2019 DD 05/24/16	405,000	404,923	402,550
SPRINT SPECTRUM CO LLC / 144A	VAR RT 03/20/2023 DD 10/27/16	468,750	470,973	471,680
STARBUCKS CORP	2.100% 02/04/2021 DD 02/04/16	940,000	943,667	933,965

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX C - UNDERLYING ASSETS FOR NEW YORK LIFE GA-29007
December 31, 2017

STRYKER CORP	2.000% 03/08/2019 DD 03/10/16	585,000	584,321	584,099
SYSCO CORP	2.600% 10/01/2020 DD 09/28/15	840,000	840,637	843,604
TJX COS INC/THE	2.750% 06/15/2021 DD 06/05/14	450,000	472,401	456,318
TORCHMARK CORP	9.250% 06/15/2019 DD 06/30/09	425,000	516,086	465,987
U S TREASURY NOTE	0.875% 07/31/2019 DD 07/31/12	1,145,000	1,105,719	1,127,733
U S TREASURY NOTE	1.125% 05/31/2019 DD 05/31/12	1,635,000	1,645,921	1,618,650
U S TREASURY NOTE	1.125% 09/30/2021 DD 09/30/16	6,745,000	6,517,445	6,508,116
U S TREASURY NOTE	1.250% 01/31/2020 DD 01/31/15	4,390,000	4,381,965	4,331,876
U S TREASURY NOTE	1.375% 01/15/2020 DD 01/15/17	3,985,000	3,982,509	3,943,915
U S TREASURY NOTE	1.375% 03/31/2020 DD 03/31/15	4,265,000	4,240,892	4,215,014
U S TREASURY NOTE	1.500% 05/15/2020 DD 05/15/17	4,000,000	3,982,656	3,961,720
U S TREASURY NOTE	1.750% 06/30/2022 DD 06/30/17	3,870,000	3,853,904	3,799,992
U S TREASURY NOTE	1.750% 09/30/2022 DD 09/30/15	5,570,000	5,465,092	5,458,377
U S TREASURY NOTE	2.000% 07/31/2020 DD 07/31/13	4,565,000	4,675,603	4,572,487
U S TREASURY NOTE	2.000% 11/30/2020 DD 11/30/13	7,210,000	7,434,399	7,216,777
U S TREASURY NOTE	2.000% 12/31/2021 DD 12/31/16	2,160,000	2,173,264	2,149,027
UNILEVER CAPITAL CORP	1.375% 07/28/2021 DD 07/28/16	385,000	381,935	371,922
VALERO ENERGY CORP	6.125% 02/01/2020 DD 02/08/10	635,000	716,589	683,895
WELLS FARGO & CO	3.500% 03/08/2022 DD 03/08/12	1,200,000	1,244,820	1,239,072
WISCONSIN PUBLIC SERVICE CORP	1.650% 12/04/2018 DD 12/04/15	520,000	519,516	518,300
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		771,867	771,867
TOTAL UNDERLYING ASSETS			$109,528,517	108,173,983
ADJUSTMENT FROM MARKET TO CONTRACT VALUE				577,237
CONTRACT VALUE				$108,751,220

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR TRANSAMERICA MDA01078TR
December 31, 2017

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ABBOTT LABORATORIES	2.900% 11/30/2021 DD 11/22/16	1,795,000	$1,791,133	$1,815,772
	ABBVIE INC	2.500% 05/14/2020 DD 05/14/15	770,000	786,310	772,372
	AETNA INC	1.700% 06/07/2018 DD 06/09/16	1,115,000	1,114,108	1,113,249
	ALIMENTATION COUCHE-TARD 144A	2.350% 12/13/2019 DD 12/14/17	895,000	894,893	894,946
	ALLERGAN SALES LLC 144A	5.000% 12/15/2021 DD 12/10/13	325,000	351,878	347,581
	AMERICAN CAMPUS COMMUNITIES OP	3.625% 11/15/2027 DD 10/10/17	270,000	270,977	267,033
	AMERICAN EXPRESS CREDIT CORP	2.375% 05/26/2020 DD 05/26/15	335,000	339,466	334,611
	ANHEUSER-BUSCH INBEV FINANCE I	3.300% 02/01/2023 DD 01/25/16	540,000	554,218	552,577
	ANTHEM INC	2.500% 11/21/2020 DD 11/21/17	1,875,000	1,871,663	1,871,081
	APPLE INC	2.100% 09/12/2022 DD 09/12/17	845,000	844,003	829,131
	APPLE INC	2.500% 02/09/2022 DD 02/09/17	510,000	509,975	510,449
	AT&T INC 144A	0.000% 11/27/2022 DD 11/27/07	2,000,000	1,542,500	1,705,940
	AUTOZONE INC	2.875% 01/15/2023 DD 11/13/12	625,000	623,244	622,106
	BANK OF AMERICA CORP	2.151% 11/09/2020 DD 11/09/16	205,000	205,000	204,061
	BANK OF MONTREAL	2.350% 09/11/2022 DD 09/11/17	2,585,000	2,570,651	2,542,839
	BANK OF TOKYO-MITSUBISHI 144A	1.700% 03/05/2018 DD 03/05/15	235,000	234,814	234,932
	BANK OF TOKYO-MITSUBISHI 144A	2.700% 09/09/2018 DD 09/09/13	795,000	800,319	799,206
	BAT CAPITAL CORP 144A	2.764% 08/15/2022 DD 08/15/17	1,840,000	1,840,000	1,829,972
	BAXALTA INC	2.875% 06/23/2020 DD 12/23/15	430,000	429,862	432,778
	BERKSHIRE HATHAWAY INC	2.200% 03/15/2021 DD 03/15/16	200,000	204,749	199,372
	BRISTOL-MYERS SQUIBB CO	1.750% 03/01/2019 DD 10/31/13	580,000	581,305	578,051
	CANADIAN NATURAL RESOURCES LTD	2.950% 01/15/2023 DD 05/30/17	425,000	424,375	423,096
	CAPITAL ONE MULTI-ASSET A1 A1	1.390% 01/15/2021 DD 03/31/15	530,000	529,924	529,693
	CAPITAL ONE MULTI-ASSET A3 A3	1.340% 04/15/2022 DD 07/26/16	670,000	669,995	663,186
	CAPITAL ONE NA	1.850% 09/13/2019 DD 09/13/16	1,120,000	1,119,966	1,109,203
	CAPITAL ONE NA	2.250% 09/13/2021 DD 09/13/16	95,000	93,253	93,190
	CELGENE CORP	3.550% 08/15/2022 DD 08/12/15	785,000	808,495	808,574
	CF INDUSTRIES INC 144A	3.400% 12/01/2021 DD 11/21/16	340,000	339,500	343,488
	CHASE ISSUANCE TRUST A2 A2	1.590% 02/18/2020 DD 03/13/15	1,165,000	1,164,943	1,164,779
	CHEVRON CORP	1.365% 03/02/2018 DD 03/03/15	300,000	300,650	299,799
	CHEVRON CORP	1.790% 11/16/2018 DD 11/17/15	500,000	504,807	499,215
	CHUBB CORP/THE	5.750% 05/15/2018 DD 05/06/08	320,000	347,968	324,387
	CITIBANK CREDIT CARD ISS A8 A8	1.730% 04/09/2020 DD 09/24/14	310,000	313,839	310,000
	CITIGROUP INC	VAR RT 07/24/2023 DD 07/24/17	4,440,000	4,437,573	4,417,756
	CONSTELLATION BRANDS INC	2.000% 11/07/2019 DD 11/07/17	700,000	699,020	695,464
	CONSTELLATION BRANDS INC	2.700% 05/09/2022 DD 05/09/17	525,000	523,856	522,428
	CVS HEALTH CORP	2.125% 06/01/2021 DD 05/25/16	190,000	189,470	185,423

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR TRANSAMERICA MDA01078TR
December 31, 2017

CVS HEALTH CORP	2.800% 07/20/2020 DD 07/20/15	555,000	566,261	557,314
CVS HEALTH CORP	3.875% 07/20/2025 DD 07/20/15	860,000	894,624	885,688
DAIMLER FINANCE NORTH AME 144A	1.750% 10/30/2019 DD 10/31/16	910,000	908,708	899,025
DAIMLER FINANCE NORTH AME 144A	2.300% 01/06/2020 DD 01/06/17	420,000	419,807	419,055
DISCOVERY COMMUNICATIONS LLC	2.200% 09/20/2019 DD 09/21/17	510,000	509,801	507,644
DOMINION ENERGY GAS HOLDINGS L	2.500% 12/15/2019 DD 12/08/14	515,000	514,804	515,809
DUKE ENERGY FLORIDA PROJECT FI	1.196% 03/01/2022 DD 06/22/16	272,811	272,809	269,655
ENERGY TRANSFER PARTNERS LP	2.500% 06/15/2018 DD 06/23/15	555,000	554,700	555,827
ENERGY TRANSFER PARTNERS LP /	5.750% 09/01/2020 DD 09/11/13	425,000	463,815	452,323
EXELON CORP	2.450% 04/15/2021 DD 04/07/16	905,000	916,032	900,900
FEDERAL HOME LN MTG CORP	1.375% 04/20/2020 DD 04/20/17	2,895,000	2,885,099	2,854,094
FISCAL YEAR 2005 SECURITIZATIO	4.930% 04/01/2020 DD 12/02/04	155,000	166,565	158,528
FORD CREDIT AUTO OWNER TR A A3	1.280% 09/15/2019 DD 03/24/15	112,161	112,152	112,046
FORD CREDIT AUTO OWNER TR B A3	1.160% 11/15/2019 DD 05/26/15	250,022	249,999	249,527
FORD MOTOR CREDIT CO LLC	2.551% 10/05/2018 DD 10/08/15	1,050,000	1,055,505	1,053,056
FORD MOTOR CREDIT CO LLC	3.096% 05/04/2023 DD 05/04/16	2,130,000	2,118,562	2,117,795
FORTIVE CORP	1.800% 06/15/2019 DD 06/15/17	825,000	824,117	819,044
GENERAL MOTORS FINANCIAL CO IN	3.450% 04/10/2022 DD 04/10/15	490,000	497,138	496,532
GEORGIA POWER CO	2.000% 09/08/2020 DD 08/08/17	845,000	844,713	840,141
GNMA GTD REMIC P/T 11-121 FA	VAR RT 03/16/2043 DD 09/16/11	274,455	275,248	273,807
GOLDMAN SACHS GROUP INC/THE	VAR RT 06/05/2023 DD 06/05/17	1,090,000	1,094,367	1,082,752
GOLDMAN SACHS GROUP INC/THE	VAR RT 07/24/2023 DD 07/24/17	1,285,000	1,285,499	1,276,031
GOLDMAN SACHS GROUP INC/THE	VAR RT 10/31/2022 DD 10/31/17	1,405,000	1,405,000	1,400,968
HONDA AUTO RECEIVABLES 20 2 A3	1.040% 02/21/2019 DD 05/20/15	194,323	194,293	194,059
HONDA AUTO RECEIVABLES 20 3 A3	1.270% 04/18/2019 DD 08/19/15	194,443	194,440	194,225
HSBC HOLDINGS PLC	VAR RT 03/13/2023 DD 03/13/17	875,000	875,000	887,180
HUNTINGTON NATIONAL BANK/THE	1.700% 02/26/2018 DD 02/26/15	665,000	664,069	664,741
HUNTINGTON NATIONAL BANK/THE	2.200% 11/06/2018 DD 11/06/15	420,000	419,504	420,374
HUNTINGTON NATIONAL BANK/THE	2.375% 03/10/2020 DD 03/10/17	250,000	249,985	249,620
HUNTINGTON NATIONAL BANK/THE	2.500% 08/07/2022 DD 08/07/17	305,000	304,335	300,831
KRAFT HEINZ FOODS CO	6.125% 08/23/2018 DD 08/23/12	275,000	335,924	282,112
KREDITANSTALT FUER WIEDERAUFBA	1.625% 05/29/2020 DD 05/31/17	2,145,000	2,141,761	2,121,448
KROGER CO/THE	1.500% 09/30/2019 DD 10/03/16	410,000	409,799	404,194
KROGER CO/THE	3.300% 01/15/2021 DD 12/23/13	480,000	490,766	489,533
MANUFACTURERS & TRADERS TRUST	2.250% 07/25/2019 DD 07/25/14	110,000	109,674	110,106
MARSH & MCLENNAN COS INC	2.750% 01/30/2022 DD 01/12/17	800,000	798,904	801,616
MCDONALD'S CORP	2.100% 12/07/2018 DD 12/09/15	150,000	152,274	150,153
MCDONALD'S CORP	3.625% 05/20/2021 DD 05/20/11	1,085,000	1,157,543	1,125,644
MIZUHO BANK LTD 144A	1.850% 03/21/2018 DD 03/21/13	1,115,000	1,115,591	1,115,033
MIZUHO FINANCIAL GROUP INC	2.273% 09/13/2021 DD 09/13/16	675,000	666,391	662,681
MORGAN STANLEY	5.500% 01/26/2020 DD 01/26/10	2,455,000	2,712,779	2,601,588

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR TRANSAMERICA MDA01078TR
December 31, 2017

MORGAN STANLEY	VAR RT 02/14/2020 DD 02/17/17	510,000	510,000	512,035
MOTIVA ENTERPRISES LLC 144A	5.750% 01/15/2020 DD 01/11/10	685,000	767,463	723,435
MUFG UNION BANK NA	2.625% 09/26/2018 DD 09/26/13	570,000	580,334	571,938
NATIONAL RURAL UTILITIES COOPE	1.650% 02/08/2019 DD 02/08/16	515,000	514,387	512,605
NCUA GUARANTEED NOTES	3.450% 06/12/2021 DD 06/16/11	885,000	947,879	920,013
NEWELL BRANDS INC	3.150% 04/01/2021 DD 03/30/16	850,000	848,598	859,512
NISSAN AUTO RECEIVABLES 2 A A3	1.050% 10/15/2019 DD 04/14/15	298,035	297,919	297,451
NISSAN MOTOR ACCEPTANCE C 144A	2.150% 09/28/2020 DD 09/28/17	945,000	944,206	937,185
NORTHERN STATES POWER CO/MN	2.200% 08/15/2020 DD 08/11/15	400,000	399,264	399,652
NORTHROP GRUMMAN CORP	2.080% 10/15/2020 DD 10/13/17	2,375,000	2,375,730	2,355,644
ORACLE CORP	2.625% 02/15/2023 DD 11/09/17	2,340,000	2,338,456	2,345,195
PECO ENERGY CO	1.700% 09/15/2021 DD 09/21/16	815,000	814,772	792,172
PFIZER INC	1.200% 06/01/2018 DD 06/03/16	1,635,000	1,633,806	1,631,419
PLAINS ALL AMERICAN PIPELINE L	2.600% 12/15/2019 DD 12/09/14	510,000	509,046	507,103
PNC BANK NA	1.450% 07/29/2019 DD 07/29/16	250,000	249,650	246,860
PNC BANK NA	2.000% 05/19/2020 DD 05/19/17	1,065,000	1,063,797	1,056,331
PNC BANK NA	2.400% 10/18/2019 DD 09/18/14	550,000	555,178	550,814
PNC BANK NA	2.625% 02/17/2022 DD 02/17/17	250,000	249,883	250,568
PROCTER & GAMBLE - ESOP	9.360% 01/01/2021 DD 12/04/90	98,043	125,005	108,591
PRUDENTIAL FINANCIAL INC	7.375% 06/15/2019 DD 06/08/09	345,000	417,209	370,475
PUBLIC SERVICE ENTERPRISE GROU	2.650% 11/15/2022 DD 11/06/17	1,060,000	1,058,654	1,050,672
REGIONS BANK/BIRMINGHAM AL	2.250% 09/14/2018 DD 07/31/15	635,000	634,244	635,692
REGIONS FINANCIAL CORP	2.750% 08/14/2022 DD 08/14/17	235,000	234,880	234,260
SAN DIEGO GAS & ELECTRIC CO	1.914% 02/01/2022 DD 03/12/15	366,430	366,430	357,775
SANTANDER UK GROUP HOLDINGS PL	2.875% 08/05/2021 DD 08/05/16	250,000	251,693	249,388
SHERWIN-WILLIAMS CO/THE	2.250% 05/15/2020 DD 05/16/17	435,000	433,286	433,543
SOUTHERN CALIFORNIA EDISON CO	1.845% 02/01/2022 DD 01/16/15	446,786	446,786	442,447
SOUTHERN CO/THE	2.350% 07/01/2021 DD 05/24/16	605,000	604,177	601,412
SOUTHERN CO/THE	2.950% 07/01/2023 DD 05/24/16	1,045,000	1,040,517	1,045,512
SUMITOMO MITSUI BANKING CORP	1.966% 01/11/2019 DD 01/12/17	730,000	730,000	728,219
SUMITOMO MITSUI FINANCIAL GROU	2.784% 07/12/2022 DD 07/12/17	2,095,000	2,104,460	2,083,038
SUNOCO LOGISTICS PARTNERS OPER	4.400% 04/01/2021 DD 11/17/15	530,000	529,497	551,163
SUNTRUST BANK/ATLANTA GA	2.250% 01/31/2020 DD 02/01/17	925,000	924,649	923,576
SUNTRUST BANKS INC	2.700% 01/27/2022 DD 12/01/16	1,833,000	1,840,895	1,832,945
TEXTRON INC	3.875% 03/01/2025 DD 11/06/14	425,000	441,354	440,555
TIME WARNER INC	4.050% 12/15/2023 DD 12/16/13	1,470,000	1,553,805	1,537,635
TORONTO-DOMINION BANK/THE	1.800% 07/13/2021 DD 07/13/16	245,000	240,837	239,921
TORONTO-DOMINION BANK/THE	1.900% 10/24/2019 DD 10/24/17	1,615,000	1,613,385	1,605,778
TORONTO-DOMINION BANK/THE	2.625% 09/10/2018 DD 09/10/13	395,000	394,285	396,679
TOYOTA AUTO RECEIVABLES 2 B A3	1.270% 05/15/2019 DD 06/17/15	504,694	504,667	504,084
TOYOTA MOTOR CREDIT CORP	1.200% 04/06/2018 DD 04/08/16	815,000	814,804	813,778
TOYOTA MOTOR CREDIT CORP	1.700% 02/19/2019 DD 02/19/16	230,000	231,163	228,977

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR TRANSAMERICA MDA01078TR
December 31, 2017

TRINITY ACQUISITION PLC	3.500% 09/15/2021 DD 03/22/16	450,000	449,424	458,775
U S TREASURY NOTE	0.750% 10/31/2018 DD 10/31/16	5,645,000	5,630,537	5,598,485
U S TREASURY NOTE	1.000% 08/15/2018 DD 08/15/15	4,030,000	4,038,459	4,013,961
U S TREASURY NOTE	1.000% 10/15/2019 DD 10/15/16	4,485,000	4,440,500	4,416,693
U S TREASURY NOTE	1.000% 11/30/2018 DD 11/30/16	1,635,000	1,631,368	1,623,375
U S TREASURY NOTE	1.125% 01/15/2019 DD 01/15/16	2,145,000	2,139,302	2,129,406
U S TREASURY NOTE	1.125% 01/31/2019 DD 01/31/17	8,210,000	8,198,171	8,147,440
U S TREASURY NOTE	1.125% 02/28/2021 DD 02/29/16	4,960,000	4,850,880	4,823,402
U S TREASURY NOTE	1.125% 07/31/2021 DD 07/31/16	1,955,000	1,917,485	1,890,544
U S TREASURY NOTE	1.125% 08/31/2021 DD 08/31/16	4,000,000	3,909,390	3,864,080
U S TREASURY NOTE	1.125% 09/30/2021 DD 09/30/16	9,935,000	9,703,701	9,586,083
U S TREASURY NOTE	1.250% 03/31/2019 DD 03/31/17	1,645,000	1,645,140	1,632,860
U S TREASURY NOTE	1.250% 03/31/2021 DD 03/31/16	2,415,000	2,380,850	2,355,374
U S TREASURY NOTE	1.250% 05/31/2019 DD 05/31/17	1,420,000	1,417,681	1,408,242
U S TREASURY NOTE	1.250% 10/31/2018 DD 10/31/13	775,000	781,116	771,916
U S TREASURY NOTE	1.250% 10/31/2021 DD 10/31/16	3,030,000	2,937,721	2,935,313
U S TREASURY NOTE	1.250% 12/31/2018 DD 12/31/16	4,980,000	4,985,252	4,952,361
U S TREASURY NOTE	1.375% 01/15/2020 DD 01/15/17	3,185,000	3,184,876	3,152,163
U S TREASURY NOTE	1.375% 04/30/2021 DD 04/30/16	11,500,000	11,492,439	11,251,140
U S TREASURY NOTE	1.375% 05/31/2021 DD 05/31/16	5,565,000	5,456,590	5,439,788
U S TREASURY NOTE	1.375% 09/30/2020 DD 09/30/15	4,875,000	4,828,916	4,800,754
U S TREASURY NOTE	1.500% 01/31/2019 DD 01/31/14	1,450,000	1,473,563	1,444,679
U S TREASURY NOTE	1.500% 05/31/2019 DD 05/31/14	7,525,000	7,569,123	7,487,375
U S TREASURY NOTE	1.500% 08/15/2020 DD 08/15/17	12,080,000	12,095,200	11,946,516
U S TREASURY NOTE	1.625% 03/31/2019 DD 03/31/14	2,320,000	2,362,956	2,313,202
U S TREASURY NOTE	1.625% 05/31/2023 DD 05/31/16	765,000	743,365	741,033
U S TREASURY NOTE	1.625% 07/31/2019 DD 07/31/14	6,320,000	6,367,295	6,296,806
U S TREASURY NOTE	1.625% 07/31/2020 DD 07/31/15	5,965,000	5,976,184	5,919,129
U S TREASURY NOTE	1.625% 08/31/2022 DD 08/31/17	3,900,000	3,803,871	3,803,553
U S TREASURY NOTE	1.625% 11/30/2020 DD 11/30/15	7,150,000	7,239,471	7,078,214
U S TREASURY NOTE	1.750% 05/31/2022 DD 05/31/17	4,440,000	4,411,903	4,362,655
U S TREASURY NOTE	1.750% 11/15/2020 DD 11/15/17	1,750,000	1,746,847	1,739,955
U S TREASURY NOTE	1.750% 11/30/2019 DD 11/30/17	805,000	804,113	802,988
U S TREASURY NOTE	1.750% 11/30/2021 DD 11/30/16	3,515,000	3,526,356	3,466,001
U S TREASURY NOTE	1.875% 12/15/2020 DD 12/15/17	2,175,000	2,170,497	2,168,714
U S TREASURY NOTE	2.000% 07/31/2020 DD 07/31/13	750,000	762,545	751,230
U S TREASURY NOTE	2.000% 11/30/2022 DD 11/30/15	9,355,000	9,286,921	9,269,870
U S TREASURY NOTE	2.000% 12/31/2021 DD 12/31/16	1,775,000	1,784,383	1,765,983
U S TREASURY NOTE	2.125% 03/31/2024 DD 03/31/17	2,695,000	2,709,422	2,667,538
U S TREASURY NOTE	2.250% 02/15/2027 DD 02/15/17	960,000	958,313	947,405
U S TREASURY NOTE	2.250% 08/15/2027 DD 08/15/17	3,320,000	3,288,553	3,273,321
U S TREASURY NOTE	2.250% 11/15/2027 DD 11/15/17	175,000	173,605	172,533

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR TRANSAMERICA MDA01078TR
December 31, 2017

UBS AG/LONDON 144A	2.450% 12/01/2020 DD 11/30/17	540,000	539,503	538,375
UBS GROUP FUNDING SWITZER 144A	VAR RT 08/15/2023 DD 08/15/17	1,890,000	1,873,992	1,868,397
US BANK NA/CINCINNATI OH	2.000% 01/24/2020 DD 01/24/17	455,000	454,040	453,080
VERIZON COMMUNICATIONS IN 144A	3.376% 02/15/2025 DD 08/16/17	1,444,000	1,435,156	1,449,458
VISA INC	2.150% 09/15/2022 DD 09/11/17	975,000	972,056	961,448
VISA INC	2.800% 12/14/2022 DD 12/14/15	275,000	280,236	279,029
WEC ENERGY GROUP INC	2.450% 06/15/2020 DD 06/10/15	510,000	509,067	510,984
WELLS FARGO & CO	2.625% 07/22/2022 DD 07/24/17	1,950,000	1,938,192	1,939,509
WELLS FARGO BANK NA	2.150% 12/06/2019 DD 12/08/16	2,265,000	2,263,293	2,261,512
PROCTER & GAMBLE - ESOP	9.360% 01/01/2021 DD 12/04/90	(13,788)	100	13,788
U S TREASURY BILL	0.000% 02/15/2018 DD 08/17/17	(2,200,000)	100	2,196,731
U S TREASURY NOTE	1.625% 08/31/2022 DD 08/31/17	3,900,000	98	(3,825,755)
IGT Invesco Short Term Bond Fund		120,124,195	132,409,669	132,409,669
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		15,704,022	15,704,022
TOTAL UNDERLYING ASSETS			$419,447,917	415,637,588
ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(1,102,460)
CONTRACT VALUE				$414,535,128

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR PRUDENTIAL GA-62233
December 31, 2017

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ABBOTT LABORATORIES	2.350% 11/22/2019 DD 11/22/16	2,410,000	$2,407,638	$2,412,619
	AEP TEXAS CENTRAL TRANSIT A A4	5.170% 01/01/2018 DD 10/11/06	103,262	108,781	103,281
	AETNA INC	2.200% 03/15/2019 DD 03/07/14	485,000	484,515	484,685
	AIG GLOBAL FUNDING 144A	1.950% 10/18/2019 DD 10/18/17	855,000	854,213	847,613
	AIR LIQUIDE FINANCE SA 144A	2.250% 09/27/2023 DD 09/27/16	475,000	473,808	459,810
	ALLERGAN FUNDING SCS	2.450% 06/15/2019 DD 06/19/14	420,000	418,807	419,996
	ALLERGAN FUNDING SCS	3.450% 03/15/2022 DD 03/12/15	1,495,000	1,518,881	1,518,995
	ALLY AUTO RECEIVABLES TRU 1 A3	1.390% 09/16/2019 DD 07/22/15	617,690	618,427	617,153
	AMAZON.COM INC 144A	2.800% 08/22/2024 DD 08/22/17	450,000	448,835	448,632
	AMERICAN EXPRESS CO	2.500% 08/01/2022 DD 08/01/17	1,320,000	1,318,957	1,304,068
	AMERICAN EXPRESS CREDIT AC 4 A	1.640% 12/15/2021 DD 05/30/17	990,000	989,841	984,882
	AMERICAN EXPRESS CREDIT CORP	1.875% 05/03/2019 DD 05/03/17	410,000	409,832	408,352
	AMERICAN EXPRESS CREDIT CORP	2.250% 08/15/2019 DD 08/15/14	1,430,000	1,429,128	1,432,989
	AMERICAN INTERNATIONAL GROUP I	3.900% 04/01/2026 DD 03/22/16	950,000	949,525	985,160
	AMGEN INC	2.650% 05/11/2022 DD 05/11/17	890,000	888,095	887,606
	AMGEN INC	3.875% 11/15/2021 DD 11/10/11	1,390,000	1,386,108	1,452,814
	ANHEUSER-BUSCH INBEV FINANCE I	3.300% 02/01/2023 DD 01/25/16	1,710,000	1,726,297	1,749,826
	ANTHEM INC	2.500% 11/21/2020 DD 11/21/17	905,000	903,389	903,109
	APPLE INC	2.700% 05/13/2022 DD 05/13/15	740,000	745,572	745,409
	APPLE INC	2.750% 01/13/2025 DD 11/13/17	1,325,000	1,323,066	1,313,473
	APPLE INC	3.000% 02/09/2024 DD 02/09/17	1,025,000	1,024,549	1,038,007
	AT&T INC	3.400% 05/15/2025 DD 05/04/15	2,245,000	2,245,023	2,207,172
	AT&T INC	6.000% 08/15/2040 DD 02/15/16	170,000	180,868	192,387
	AT&T INC	6.375% 03/01/2041 DD 03/01/16	125,000	149,909	147,450
	BAE SYSTEMS PLC 144A	4.750% 10/11/2021 DD 10/11/11	2,140,000	2,137,817	2,281,711
	BANK OF AMERICA CORP	2.625% 04/19/2021 DD 04/19/16	800,000	808,082	804,080
	BANK OF AMERICA CORP	4.000% 01/22/2025 DD 01/22/15	105,000	104,471	109,238
	BANK OF AMERICA CORP	4.100% 07/24/2023 DD 07/23/13	155,000	159,594	164,602
	BANK OF AMERICA CORP	4.450% 03/03/2026 DD 03/03/16	1,370,000	1,427,280	1,462,338
	BANK OF AMERICA CORP	VAR RT 10/01/2025 DD 09/18/17	1,145,000	1,145,395	1,142,378
	BANK OF NEW YORK MELLON CORP/T	2.100% 01/15/2019 DD 11/18/13	365,000	364,544	364,876
	BANK OF NEW YORK MELLON CORP/T	2.200% 05/15/2019 DD 05/07/14	1,925,000	1,928,296	1,927,560
	BANK OF NEW YORK MELLON CORP/T	2.300% 09/11/2019 DD 09/11/14	400,000	399,924	401,044
	BAYER US FINANCE LLC 144A	2.375% 10/08/2019 DD 10/08/14	600,000	610,032	600,336
	BB&T CORP	2.750% 04/01/2022 DD 03/21/17	1,055,000	1,053,027	1,062,491
	BG ENERGY CAPITAL PLC 144A	4.000% 10/15/2021 DD 10/12/11	1,195,000	1,185,560	1,252,993
	BIOGEN INC	3.625% 09/15/2022 DD 09/15/15	295,000	294,764	305,723
	BP CAPITAL MARKETS PLC	3.216% 11/28/2023 DD 11/28/16	1,560,000	1,560,000	1,593,571

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR PRUDENTIAL GA-62233
December 31, 2017

BURLINGTON NORTHERN SANTA FE L	5.750% 03/15/2018 DD 03/14/08	670,000	715,501	675,032
CAPITAL ONE FINANCIAL CORP	2.400% 10/30/2020 DD 10/31/17	1,040,000	1,039,043	1,033,614
CATERPILLAR FINANCIAL SERVICES	2.100% 01/10/2020 DD 01/12/17	655,000	654,280	653,644
CELGENE CORP	3.875% 08/15/2025 DD 08/12/15	120,000	127,398	124,211
CHASE ISSUANCE TRUST A6 A6	1.100% 01/15/2020 DD 08/19/16	100,000	99,734	99,960
CHEVRON CORP	1.561% 05/16/2019 DD 05/16/16	360,000	361,697	357,944
CHEVRON CORP	2.895% 03/03/2024 DD 03/03/17	1,380,000	1,380,000	1,392,268
CITIBANK NA	2.100% 06/12/2020 DD 06/12/17	920,000	919,604	913,983
CITIGROUP INC	2.500% 07/29/2019 DD 07/29/14	825,000	829,542	827,533
CITIGROUP INC	3.400% 05/01/2026 DD 05/02/16	2,180,000	2,162,027	2,193,015
CITIGROUP INC	4.500% 01/14/2022 DD 11/01/11	1,935,000	2,124,185	2,058,376
COCA-COLA FEMSA SAB DE CV	2.375% 11/26/2018 DD 11/26/13	820,000	818,926	821,984
COMCAST CORP	3.000% 02/01/2024 DD 01/10/17	3,005,000	2,999,260	3,024,893
COMERICA INC	2.125% 05/23/2019 DD 05/23/14	425,000	425,000	423,266
COMMONWEALTH EDISON CO	2.150% 01/15/2019 DD 01/10/14	470,000	476,243	470,094
CONOCOPHILLIPS CO	4.150% 11/15/2034 DD 11/12/14	420,000	419,828	446,275
CVS HEALTH CORP	1.900% 07/20/2018 DD 07/20/15	660,000	666,419	659,802
CVS HEALTH CORP	2.125% 06/01/2021 DD 05/25/16	455,000	453,731	444,039
CVS HEALTH CORP	3.500% 07/20/2022 DD 07/20/15	835,000	834,641	850,531
DAIMLER FINANCE NORTH AME 144A	2.300% 01/06/2020 DD 01/06/17	765,000	764,648	763,279
DAIMLER FINANCE NORTH AME 144A	2.375% 08/01/2018 DD 08/01/13	1,555,000	1,559,450	1,558,281
DEUTSCHE TELEKOM INTERNAT 144A	2.820% 01/19/2022 DD 01/19/17	1,975,000	1,974,901	1,977,508
DIAGEO INVESTMENT CORP	2.875% 05/11/2022 DD 05/11/12	1,025,000	1,021,290	1,040,426
DOMINION ENERGY INC	2.500% 12/01/2019 DD 11/25/14	840,000	838,740	841,294
DOMINION ENERGY INC	2.750% 01/15/2022 DD 01/12/17	945,000	943,639	943,516
DTE ENERGY CO	1.500% 10/01/2019 DD 10/05/16	705,000	704,119	693,819
DTE ENERGY CO	3.850% 12/01/2023 DD 11/25/13	955,000	952,947	993,028
DUKE ENERGY FLORIDA LLC	3.200% 01/15/2027 DD 01/06/17	705,000	704,577	713,742
DUKE ENERGY PROGRESS LLC	3.000% 09/15/2021 DD 09/15/11	325,000	324,441	331,351
EASTMAN CHEMICAL CO	2.700% 01/15/2020 DD 11/20/14	795,000	793,338	800,128
EDISON INTERNATIONAL	2.400% 09/15/2022 DD 08/22/17	755,000	752,524	738,647
EMD FINANCE LLC 144A	1.700% 03/19/2018 DD 03/19/15	1,070,000	1,070,372	1,069,754
EMD FINANCE LLC 144A	2.400% 03/19/2020 DD 03/19/15	795,000	794,960	793,259
EVERSOURCE ENERGY	2.750% 03/15/2022 DD 03/10/17	2,025,000	2,045,716	2,028,665
EXELON CORP	3.950% 06/15/2025 DD 12/15/15	1,770,000	1,788,442	1,844,570
EXELON GENERATION CO LLC	2.950% 01/15/2020 DD 01/13/15	570,000	569,892	575,803
FORD CREDIT AUTO OWNE 1 A 144A	2.120% 07/15/2026 DD 01/21/15	2,340,000	2,339,166	2,335,226
FORD MOTOR CREDIT CO LLC	2.597% 11/04/2019 DD 11/04/14	1,415,000	1,415,000	1,415,920
FORD MOTOR CREDIT CO LLC	3.219% 01/09/2022 DD 01/09/15	1,050,000	1,044,895	1,056,468
GILEAD SCIENCES INC	1.850% 09/04/2018 DD 09/14/15	250,000	252,820	250,010
GILEAD SCIENCES INC	3.250% 09/01/2022 DD 09/14/15	465,000	464,344	478,587
GILEAD SCIENCES INC	3.700% 04/01/2024 DD 03/07/14	380,000	379,388	397,552

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR PRUDENTIAL GA-62233
December 31, 2017

GOLDMAN SACHS GROUP INC/THE	2.300% 12/13/2019 DD 12/13/16	595,000	594,554	594,619
GOLDMAN SACHS GROUP INC/THE	2.350% 11/15/2021 DD 09/27/16	640,000	635,661	630,298
GOLDMAN SACHS GROUP INC/THE	3.750% 02/25/2026 DD 02/25/16	505,000	503,833	518,175
GOLDMAN SACHS GROUP INC/THE	4.000% 03/03/2024 DD 03/03/14	385,000	409,193	403,919
GOLDMAN SACHS GROUP INC/THE	5.250% 07/27/2021 DD 07/27/11	1,650,000	1,646,344	1,788,254
GOLDMAN SACHS GROUP INC/THE	7.500% 02/15/2019 DD 02/05/09	480,000	563,731	507,283
GOLDMAN SACHS GROUP INC/THE	VAR RT 07/24/2023 DD 07/24/17	1,000,000	1,000,000	993,020
GUARDIAN LIFE GLOBAL FUND 144A	1.950% 10/27/2021 DD 10/27/16	1,100,000	1,099,274	1,072,984
HONDA AUTO RECEIVABLES 20 1 A2	1.420% 07/22/2019 DD 03/28/17	481,858	481,847	481,208
HONDA AUTO RECEIVABLES 20 4 A3	0.990% 09/17/2018 DD 11/26/14	13,895	13,900	13,893
HSBC FINANCE CORP	6.676% 01/15/2021 DD 07/15/11	355,000	364,141	394,693
HSBC HOLDINGS PLC	3.600% 05/25/2023 DD 05/25/16	1,320,000	1,319,512	1,358,095
HSBC HOLDINGS PLC	4.300% 03/08/2026 DD 03/08/16	1,065,000	1,069,552	1,132,287
HUMANA INC	2.625% 10/01/2019 DD 09/19/14	560,000	559,972	562,363
ILLINOIS TOOL WORKS INC	2.650% 11/15/2026 DD 11/07/16	280,000	279,118	273,319
INGERSOLL-RAND LUXEMBOURG FINA	2.625% 05/01/2020 DD 10/28/14	680,000	679,551	679,816
JOHN DEERE CAPITAL CORP	1.600% 07/13/2018 DD 07/14/15	370,000	372,305	369,549
JPMORGAN CHASE & CO	2.250% 01/23/2020 DD 01/23/15	1,810,000	1,830,207	1,808,787
JPMORGAN CHASE & CO	2.700% 05/18/2023 DD 05/18/16	2,490,000	2,464,707	2,473,666
JPMORGAN CHASE & CO	4.400% 07/22/2020 DD 07/22/10	1,590,000	1,594,913	1,670,359
JPMORGAN CHASE & CO	6.000% 01/15/2018 DD 12/20/07	1,800,000	1,760,094	1,802,502
KEYBANK NA/CLEVELAND OH	2.300% 09/14/2022 DD 09/14/17	1,350,000	1,349,690	1,323,432
KINDER MORGAN ENERGY PARTNERS	3.500% 03/01/2021 DD 02/24/14	440,000	437,774	447,542
KINDER MORGAN INC/DE	4.300% 06/01/2025 DD 11/26/14	1,345,000	1,351,906	1,400,992
KINDER MORGAN INC/DE	5.300% 12/01/2034 DD 11/26/14	180,000	151,331	192,017
KRAFT HEINZ FOODS CO	3.500% 06/06/2022 DD 12/06/12	355,000	351,805	363,257
KRAFT HEINZ FOODS CO	3.500% 07/15/2022 DD 07/15/16	575,000	573,643	588,081
LOCKHEED MARTIN CORP	1.850% 11/23/2018 DD 11/23/15	270,000	273,271	269,671
LOCKHEED MARTIN CORP	3.350% 09/15/2021 DD 09/09/11	1,280,000	1,276,544	1,316,006
MASSMUTUAL GLOBAL FUNDING 144A	1.950% 09/22/2020 DD 09/22/17	1,690,000	1,687,938	1,670,683
METROPOLITAN LIFE GLOBAL 144A	1.750% 12/19/2018 DD 12/19/16	1,360,000	1,358,803	1,357,198
MICROSOFT CORP	2.000% 08/08/2023 DD 08/08/16	575,000	573,281	558,561
MICROSOFT CORP	2.875% 02/06/2024 DD 02/06/17	1,405,000	1,394,772	1,425,344
MIDAMERICAN ENERGY CO	3.500% 10/15/2024 DD 04/03/14	675,000	671,699	704,329
MONDELEZ INTERNATIONAL HO 144A	1.625% 10/28/2019 DD 10/28/16	2,295,000	2,290,043	2,261,883
MORGAN STANLEY	1.875% 01/05/2018 DD 12/05/14	480,000	482,140	479,990
MORGAN STANLEY	2.500% 04/21/2021 DD 04/21/16	2,210,000	2,221,468	2,206,309
MORGAN STANLEY	2.625% 11/17/2021 DD 11/17/16	545,000	542,215	542,515
MORGAN STANLEY	3.125% 07/27/2026 DD 07/25/16	140,000	139,048	138,086
MORGAN STANLEY	3.875% 04/29/2024 DD 04/28/14	780,000	773,167	814,382
MORGAN STANLEY	4.000% 07/23/2025 DD 07/23/15	365,000	364,701	382,173

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR PRUDENTIAL GA-62233
December 31, 2017

MORGAN STANLEY	7.300% 05/13/2019 DD 05/13/09	255,000	292,464	271,858
MOTIVA ENTERPRISES LLC 144A	5.750% 01/15/2020 DD 01/11/10	505,000	504,010	533,336
NEW YORK LIFE GLOBAL FUND 144A	1.550% 11/02/2018 DD 11/03/15	220,000	220,812	219,237
NEW YORK LIFE GLOBAL FUND 144A	2.100% 01/02/2019 DD 12/12/13	845,000	844,028	846,158
NEW YORK LIFE GLOBAL FUND 144A	2.900% 01/17/2024 DD 01/17/17	1,830,000	1,828,390	1,838,070
NISSAN AUTO RECEIVABLES C A2A	1.070% 05/15/2019 DD 08/10/16	118,906	118,901	118,819
NORTHROP GRUMMAN CORP	1.750% 06/01/2018 DD 05/31/13	2,095,000	2,089,218	2,093,575
NORTHROP GRUMMAN CORP	2.080% 10/15/2020 DD 10/13/17	1,220,000	1,219,817	1,210,057
ORACLE CORP	2.950% 11/15/2024 DD 11/09/17	1,355,000	1,352,859	1,364,715
PHILIP MORRIS INTERNATIONAL IN	1.875% 11/01/2019 DD 11/02/17	1,465,000	1,462,114	1,456,049
PHILIP MORRIS INTERNATIONAL IN	2.000% 02/21/2020 DD 02/21/17	1,090,000	1,083,329	1,083,220
PNC BANK NA	2.250% 07/02/2019 DD 06/20/14	750,000	747,660	750,443
PNC BANK NA	2.400% 10/18/2019 DD 09/18/14	1,220,000	1,219,109	1,221,806
PROVINCE OF ONTARIO CANADA	1.250% 06/17/2019 DD 06/17/16	1,330,000	1,326,875	1,313,309
PUBLIC SERVICE ENTERPRISE GROU	2.650% 11/15/2022 DD 11/06/17	1,360,000	1,358,273	1,348,032
RECKITT BENCKISER TREASUR 144A	2.750% 06/26/2024 DD 06/26/17	1,840,000	1,838,013	1,800,127
ROYAL BANK OF CANADA	2.750% 02/01/2022 DD 01/31/17	1,220,000	1,219,719	1,235,238
SCHLUMBERGER HLDGS CORP 144A	2.350% 12/21/2018 DD 12/21/15	1,765,000	1,764,788	1,768,971
SEMPRA ENERGY	1.625% 10/07/2019 DD 10/07/16	420,000	419,572	414,767
SEMPRA ENERGY	2.400% 03/15/2020 DD 03/13/15	760,000	759,362	759,567
SHELL INTERNATIONAL FINANCE BV	4.125% 05/11/2035 DD 05/11/15	510,000	511,850	556,339
SIEMENS FINANCIERINGSMAAT 144A	2.200% 03/16/2020 DD 03/16/17	1,065,000	1,064,787	1,063,339
SIEMENS FINANCIERINGSMAAT 144A	2.900% 05/27/2022 DD 05/27/15	1,045,000	1,045,000	1,056,683
SIMON PROPERTY GROUP LP	2.750% 06/01/2023 DD 12/11/17	1,670,000	1,666,977	1,664,907
SOUTHERN CO/THE	2.950% 07/01/2023 DD 05/24/16	1,165,000	1,164,010	1,165,571
SOUTHWESTERN ELECTRIC POWER CO	5.875% 03/01/2018 DD 12/04/07	665,000	662,579	669,349
STATE STREET CORP	1.950% 05/19/2021 DD 05/19/16	445,000	444,769	438,579
STATOIL ASA	3.700% 03/01/2024 DD 11/08/13	530,000	554,608	556,818
THERMO FISHER SCIENTIFIC INC	3.300% 02/15/2022 DD 11/14/14	340,000	339,969	347,963
TIME WARNER INC	3.550% 06/01/2024 DD 05/28/14	2,145,000	2,143,027	2,168,574
TOTAL CAPITAL INTERNATIONAL SA	2.100% 06/19/2019 DD 06/23/14	490,000	499,436	489,819
TOTAL CAPITAL INTERNATIONAL SA	2.750% 06/19/2021 DD 06/23/14	770,000	768,545	777,739
TOYOTA MOTOR CREDIT CORP	1.550% 07/13/2018 DD 07/13/15	240,000	241,272	239,597
TOYOTA MOTOR CREDIT CORP	1.950% 04/17/2020 DD 04/17/17	745,000	744,657	741,998
TOYOTA MOTOR CREDIT CORP	2.600% 01/11/2022 DD 01/09/17	1,025,000	1,023,616	1,030,504
TRANSCANADA PIPELINES LTD	4.625% 03/01/2034 DD 02/28/14	530,000	527,604	591,787
TSMC GLOBAL LTD 144A	1.625% 04/03/2018 DD 04/03/13	1,240,000	1,239,169	1,237,818
U S TREASURY BD PRIN STRIP	0.000% 02/15/2045 DD 02/17/15	3,945,000	1,885,852	1,854,584
U S TREASURY BD PRIN STRIP	0.000% 08/15/2045 DD 08/17/15	4,645,000	2,106,090	2,154,258
U S TREASURY BOND	2.250% 08/15/2046 DD 08/15/16	7,685,000	6,496,701	6,932,408
U S TREASURY BOND	2.500% 02/15/2045 DD 02/15/15	5,820,000	5,323,797	5,548,322

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR PRUDENTIAL GA-62233
December 31, 2017

U S TREASURY BOND	2.500% 02/15/2046 DD 02/15/16	17,875,000	17,356,274	17,009,850
U S TREASURY BOND	2.500% 05/15/2046 DD 05/15/16	5,440,000	5,166,760	5,174,800
U S TREASURY BOND	2.750% 08/15/2047 DD 08/15/17	2,690,000	2,637,868	2,693,363
U S TREASURY NOTE	1.000% 03/15/2019 DD 03/15/16	9,325,000	9,234,664	9,231,377
U S TREASURY NOTE	1.125% 01/15/2019 DD 01/15/16	9,255,000	9,189,926	9,187,716
U S TREASURY NOTE	1.125% 01/31/2019 DD 01/31/17	19,630,000	19,494,529	19,480,419
U S TREASURY NOTE	1.125% 02/28/2019 DD 02/28/17	2,570,000	2,548,818	2,548,926
U S TREASURY NOTE	1.125% 02/28/2021 DD 02/29/16	23,845,000	23,310,047	23,188,309
U S TREASURY NOTE	1.125% 08/31/2021 DD 08/31/16	12,705,000	12,409,212	12,273,284
U S TREASURY NOTE	1.250% 01/31/2019 DD 01/31/12	2,645,000	2,629,632	2,628,469
U S TREASURY NOTE	1.375% 02/28/2019 DD 02/29/12	1,375,000	1,369,010	1,367,534
U S TREASURY NOTE	1.375% 05/31/2021 DD 05/31/16	24,035,000	23,474,947	23,494,213
U S TREASURY NOTE	1.500% 01/31/2019 DD 01/31/14	6,195,000	6,188,933	6,172,264
U S TREASURY NOTE	1.500% 12/31/2018 DD 12/31/13	3,760,000	3,754,691	3,748,118
U S TREASURY NOTE	1.625% 03/31/2019 DD 03/31/14	6,815,000	6,799,654	6,795,032
U S TREASURY NOTE	1.750% 01/31/2023 DD 01/31/16	9,230,000	9,127,605	9,022,325
U S TREASURY NOTE	2.000% 02/15/2025 DD 02/15/15	15,850,000	15,675,712	15,494,009
U S TREASURY NOTE	2.000% 08/31/2021 DD 08/31/14	5,290,000	5,268,509	5,272,649
U S TREASURY NOTE	2.125% 12/31/2022 DD 12/31/15	27,215,000	27,446,796	27,102,330
UNION PACIFIC CORP	3.000% 04/15/2027 DD 04/05/17	1,165,000	1,148,783	1,170,790
UNITED TECHNOLOGIES CORP	1.950% 11/01/2021 DD 11/01/16	245,000	244,454	239,363
US BANCORP	2.625% 01/24/2022 DD 01/24/17	1,985,000	1,981,586	1,996,394
VERIZON COMMUNICATIONS INC	4.500% 08/10/2033 DD 08/10/17	1,830,000	1,824,839	1,919,359
VERIZON OWNER TRUST 1A A 144A	1.420% 01/20/2021 DD 07/20/16	1,155,000	1,151,463	1,147,412
VERIZON OWNER TRUST 1A A 144A	2.060% 09/20/2021 DD 03/14/17	1,175,000	1,175,413	1,172,051
VERIZON OWNER TRUST 2A A 144A	1.680% 05/20/2021 DD 11/22/16	540,000	539,430	536,306
VERIZON OWNER TRUST 2A A 144A	1.920% 12/20/2021 DD 06/20/17	1,265,000	1,264,806	1,256,613
VISA INC	2.800% 12/14/2022 DD 12/14/15	535,000	534,256	542,838
WALGREENS BOOTS ALLIANCE INC	3.300% 11/18/2021 DD 11/18/14	535,000	533,539	543,929
WELLS FARGO & CO	2.100% 07/26/2021 DD 07/25/16	3,605,000	3,583,367	3,544,652
WELLS FARGO & CO	2.625% 07/22/2022 DD 07/24/17	1,350,000	1,348,812	1,342,737
WELLS FARGO & CO	3.000% 04/22/2026 DD 04/22/16	615,000	612,891	603,377
US LONG BOND FUTURE (CBT)	EXP MAR 18	(373)	52,859	52,859
US 10YR ULTRA FUTURE (CBT)	EXP MAR 18	55	(33,163)	(33,163)
US 10YR NOTE FUTURE (CBT)	EXP MAR 18	313	(229,542)	(229,542)
US 5YR TREAS NTS FUTURE (CBT)	EXP MAR 18	77	(25,836)	(25,836)
US 2YR TREAS NTS FUT (CBT)	EXP MAR 18	5	(2,066)	(2,066)
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		4,495,684	4,495,684
TOTAL UNDERLYING ASSETS			$390,105,956	390,714,320
ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(12,774,679)
CONTRACT VALUE				$377,939,641

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2017

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	21ST CENTURY FOX AMERICA INC	3.375% 11/15/2026 DD 11/18/16	115,000	$114,853	$117,434
	ABBOTT LABORATORIES	2.800% 09/15/2020 DD 03/15/17	115,000	116,400	115,774
	AETNA INC	2.800% 06/15/2023 DD 06/09/16	205,000	204,701	201,757
	ALABAMA POWER CO	2.450% 03/30/2022 DD 03/03/17	255,000	254,791	253,401
	ALLERGAN FUNDING SCS	3.450% 03/15/2022 DD 03/12/15	430,000	434,988	436,902
	ALLERGAN FUNDING SCS	3.800% 03/15/2025 DD 03/12/15	100,000	101,279	101,805
	ALTRIA GROUP INC	2.850% 08/09/2022 DD 08/09/12	210,000	209,563	211,378
	ALTRIA GROUP INC	9.250% 08/06/2019 DD 02/06/09	98,000	121,850	108,648
	AMAZON.COM INC 144A	1.900% 08/21/2020 DD 08/22/17	165,000	164,909	163,647
	AMAZON.COM INC 144A	2.800% 08/22/2024 DD 08/22/17	155,000	154,599	154,529
	AMERICAN EXPRESS CREDIT CORP	1.875% 05/03/2019 DD 05/03/17	310,000	309,873	308,754
	AMERICAN EXPRESS CREDIT CORP	2.200% 03/03/2020 DD 03/03/17	125,000	124,870	124,621
	AMERICAN INTERNATIONAL GROUP I	3.900% 04/01/2026 DD 03/22/16	270,000	275,138	279,993
	AMERICAN TOWER CORP	3.125% 01/15/2027 DD 09/30/16	165,000	152,739	158,854
	AMGEN INC	2.650% 05/11/2022 DD 05/11/17	130,000	130,919	129,650
	ANADARKO PETROLEUM CORP	3.450% 07/15/2024 DD 07/07/14	170,000	166,393	169,296
	ANDEAVOR LOGISTICS LP / TESORO	3.500% 12/01/2022 DD 11/28/17	260,000	259,531	259,506
	ANHEUSER-BUSCH INBEV FINANCE I	1.900% 02/01/2019 DD 01/25/16	355,000	355,427	354,265
	ANHEUSER-BUSCH INBEV FINANCE I	2.650% 02/01/2021 DD 01/25/16	200,000	199,374	201,004
	ANHEUSER-BUSCH INBEV FINANCE I	3.300% 02/01/2023 DD 01/25/16	645,000	653,527	660,022
	ANHEUSER-BUSCH INBEV FINANCE I	3.650% 02/01/2026 DD 01/25/16	265,000	266,282	273,475
	ANTHEM INC	2.300% 07/15/2018 DD 08/06/13	135,000	134,432	135,294
	ANTHEM INC	3.125% 05/15/2022 DD 05/07/12	155,000	156,273	156,369
	ANTHEM INC	3.650% 12/01/2027 DD 11/21/17	195,000	194,608	198,769
	APACHE CORP	3.625% 02/01/2021 DD 12/03/10	90,000	91,630	92,138
	APPALACHIAN POWER CO	3.300% 06/01/2027 DD 05/11/17	170,000	169,133	170,519
	APPLE INC	2.450% 08/04/2026 DD 08/04/16	160,000	154,239	153,352
	APPLE INC	2.500% 02/09/2025 DD 02/09/15	75,000	74,894	73,127
	APPLE INC	2.850% 02/23/2023 DD 02/23/16	250,000	250,445	253,388
	APPLE INC	2.900% 09/12/2027 DD 09/12/17	210,000	209,765	207,514
	APPLE INC	3.000% 02/09/2024 DD 02/09/17	35,000	34,985	35,444
	APPLIED MATERIALS INC	3.300% 04/01/2027 DD 03/31/17	100,000	99,645	101,710
	AT&T INC	3.000% 06/30/2022 DD 05/04/15	255,000	255,101	255,454
	AT&T INC	3.400% 08/14/2024 DD 08/07/17	225,000	224,622	226,154
	AT&T INC	3.800% 03/15/2022 DD 03/15/16	340,000	360,322	351,387
	AT&T INC	3.900% 08/14/2027 DD 08/07/17	95,000	94,836	95,635
	AT&T INC	4.125% 02/17/2026 DD 02/09/16	155,000	164,905	158,543
	BA CREDIT CARD TRUST A1 A	VAR RT 06/15/2021 DD 02/13/14	495,000	495,000	496,381

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2017

BAE SYSTEMS HOLDINGS INC 144A	3.800% 10/07/2024 DD 10/07/14	200,000	199,406	208,060
BANCO SANTANDER SA	3.800% 02/23/2028 DD 10/23/17	200,000	199,078	200,028
BANK 2017-BNK9 BNK9 A4	3.538% 11/15/2054 DD 12/01/17	562,000	578,857	579,124
BANK OF AMERICA CORP	2.151% 11/09/2020 DD 11/09/16	110,000	110,000	109,496
BANK OF AMERICA CORP	2.600% 01/15/2019 DD 10/22/13	9,000	8,998	9,031
BANK OF AMERICA CORP	2.625% 04/19/2021 DD 04/19/16	835,000	842,394	839,259
BANK OF AMERICA CORP	3.950% 04/21/2025 DD 04/21/15	55,000	54,838	56,877
BANK OF AMERICA CORP	4.450% 03/03/2026 DD 03/03/16	300,000	318,840	320,220
BANK OF AMERICA CORP	6.875% 04/25/2018 DD 04/25/08	625,000	693,310	634,550
BANK OF AMERICA CORP	VAR RT 04/24/2028 DD 04/24/17	170,000	170,000	174,486
BANK OF AMERICA CORP	VAR RT 07/21/2021 DD 07/21/17	480,000	480,000	479,160
BANK OF AMERICA CORP 144A	VAR RT 12/20/2023 DD 12/20/17	53,409	53,419	53,546
BANK OF NEW YORK MELLON CORP/T	2.450% 11/27/2020 DD 11/27/15	345,000	349,734	346,283
BANK OF NEW YORK MELLON CORP/T	VAR RT 05/16/2023 DD 05/16/17	350,000	350,000	349,815
BANK OF NEW YORK MELLON CORP/T	VAR RT 10/30/2023 DD 10/31/16	490,000	490,000	503,431
BAT CAPITAL CORP 144A	2.297% 08/14/2020 DD 08/15/17	275,000	275,000	273,488
BAT CAPITAL CORP 144A	3.222% 08/15/2024 DD 08/15/17	275,000	275,000	274,989
BAT INTERNATIONAL FINANCE 144A	2.750% 06/15/2020 DD 06/15/15	140,000	139,779	140,685
BEAR STEARNS COS LLC/THE	7.250% 02/01/2018 DD 02/01/08	115,000	143,107	115,460
BECTON DICKINSON AND CO	2.894% 06/06/2022 DD 06/06/17	530,000	530,000	526,688
BERKSHIRE HATHAWAY ENERGY CO	2.400% 02/01/2020 DD 12/04/14	440,000	444,121	442,055
BNP PARIBAS SA 144A	3.800% 01/10/2024 DD 01/10/17	200,000	199,392	206,924
BOSTON GAS CO 144A	3.150% 08/01/2027 DD 08/03/17	60,000	59,944	59,807
BP CAPITAL MARKETS PLC	3.279% 09/19/2027 DD 09/19/17	225,000	225,000	227,765
BROADCOM CORP / BROADCOM 144A	3.000% 01/15/2022 DD 01/19/17	570,000	567,674	565,172
BROADCOM CORP / BROADCOM 144A	3.625% 01/15/2024 DD 01/19/17	405,000	404,579	402,728
BURLINGTON NORTHERN SANTA FE L	3.250% 06/15/2027 DD 03/09/17	55,000	54,861	56,262
CANADIAN NATURAL RESOURCES LTD	3.850% 06/01/2027 DD 05/30/17	275,000	275,220	280,684
CARDINAL HEALTH INC	1.950% 06/15/2018 DD 06/23/15	50,000	49,961	49,972
CARDINAL HEALTH INC	2.616% 06/15/2022 DD 06/12/17	285,000	285,000	280,238
CATERPILLAR FINANCIAL SERVICES	1.850% 09/04/2020 DD 09/07/17	250,000	249,790	247,083
CBS CORP 144A	2.900% 06/01/2023 DD 11/16/17	205,000	203,214	201,548
CENTERPOINT ENERGY INC	2.500% 09/01/2022 DD 08/10/17	200,000	200,055	196,990
CHARTER COMMUNICATIONS OPERATI	3.579% 07/23/2020 DD 07/23/16	70,000	69,952	71,305
CHARTER COMMUNICATIONS OPERATI	4.464% 07/23/2022 DD 07/23/16	485,000	486,542	506,025
CHARTER COMMUNICATIONS OPERATI	4.908% 07/23/2025 DD 07/23/16	175,000	185,733	186,058
CHEVRON CORP	1.561% 05/16/2019 DD 05/16/16	315,000	315,000	313,201
CIGNA CORP	3.050% 10/15/2027 DD 09/14/17	240,000	239,539	235,738
CITIGROUP COMMERCIAL M GC35 A4	3.818% 11/10/2048 DD 12/01/15	300,000	308,991	314,916
CITIGROUP COMMERCIAL MOR P1 A5	3.717% 09/15/2048 DD 08/01/15	264,000	285,594	276,052

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2017

CITIGROUP INC	2.450% 01/10/2020 DD 01/10/17	700,000	699,720	700,322
CITIGROUP INC	2.700% 03/30/2021 DD 03/30/16	540,000	542,328	541,642
CITIGROUP INC	2.700% 10/27/2022 DD 10/27/17	190,000	189,365	187,971
CITIGROUP INC	3.700% 01/12/2026 DD 01/12/16	135,000	134,820	138,984
CITIGROUP INC	4.450% 09/29/2027 DD 09/29/15	155,000	155,886	164,099
CITIGROUP INC	4.600% 03/09/2026 DD 03/09/16	215,000	214,574	228,807
CITIGROUP INC	5.500% 09/13/2025 DD 09/13/13	135,000	149,764	152,083
CITIGROUP INC	VAR RT 05/17/2024 DD 05/17/17	190,000	190,000	192,922
CITIZENS BANK NA/PROVIDENCE RI	2.300% 12/03/2018 DD 12/03/15	400,000	399,480	400,272
COCA-COLA EUROPEAN PARTNERS US	3.500% 09/15/2020 DD 09/14/10	450,000	465,605	461,304
COMCAST CORP	2.350% 01/15/2027 DD 07/19/16	110,000	99,958	103,884
COMCAST CORP	3.125% 07/15/2022 DD 07/02/12	30,000	31,523	30,738
COMM 2014-CCRE21 MORTG CR21 A3	3.528% 12/10/2047 DD 12/01/14	445,267	457,994	459,756
COMM 2014-UBS4 MORTGAG UBS4 A5	3.694% 08/10/2047 DD 07/01/14	449,000	466,358	467,854
COMM 2015-CCRE26 MORTG CR26 A4	3.630% 10/10/2048 DD 10/01/15	453,000	466,201	471,659
COMM 2015-LC19 MORTGAG LC19 A4	3.183% 02/10/2048 DD 02/01/15	320,000	317,900	323,837
COMMIT TO PUR FHLMC GOLD SFM	3.000% 01/01/2033 DD 01/01/18	2,200,000	2,243,227	2,240,040
COMMIT TO PUR FHLMC GOLD SFM	3.500% 01/01/2048 DD 01/01/18	5,100,000	5,238,551	5,237,343
COMMIT TO PUR FHLMC GOLD SFM	4.500% 01/01/2048 DD 01/01/18	2,000,000	2,131,328	2,125,940
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2033 DD 01/01/18	2,600,000	2,651,594	2,648,256
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2048 DD 01/01/18	1,100,000	1,151,090	1,150,314
COMMIT TO PUR GNMA II JUMBOS	3.000% 01/20/2048 DD 01/01/18	4,400,000	4,444,516	4,439,864
COMMIT TO PUR GNMA II JUMBOS	3.500% 01/20/2048 DD 01/01/18	9,105,000	9,415,249	9,412,294
CONCHO RESOURCES INC	3.750% 10/01/2027 DD 09/26/17	55,000	54,800	55,718
CONSTELLATION BRANDS INC	2.650% 11/07/2022 DD 11/07/17	360,000	358,495	356,173
CONSTELLATION BRANDS INC	2.700% 05/09/2022 DD 05/09/17	30,000	29,935	29,853
CORP NACIONAL DEL COBRE D 144A	3.625% 08/01/2027 DD 08/01/17	200,000	196,474	200,218
COX COMMUNICATIONS INC 144A	3.150% 08/15/2024 DD 08/07/17	320,000	318,272	315,162
CREDIT SUISSE GROUP FUNDING GU	3.800% 09/15/2022 DD 09/15/15	725,000	737,013	747,867
CROWN CASTLE INTERNATIONAL COR	3.200% 09/01/2024 DD 08/01/17	175,000	174,512	173,185
CSAIL 2015-C1 COMMERCIAL C1 A4	3.505% 04/15/2050 DD 03/01/15	372,000	396,747	383,026
CSAIL 2015-C3 COMMERCIAL C3 A3	3.447% 08/15/2048 DD 08/01/15	275,000	284,550	281,166
CSAIL 2015-C3 COMMERCIAL C3 A4	3.718% 08/15/2048 DD 08/01/15	256,000	264,940	266,276
CSAIL 2015-C4 COMMERCIAL C4 A4	3.808% 11/15/2048 DD 11/01/15	286,000	294,578	298,993
CSX CORP	3.250% 06/01/2027 DD 05/01/17	295,000	294,640	294,711
CVS HEALTH CORP	2.750% 12/01/2022 DD 11/29/12	30,000	29,958	29,552
CVS HEALTH CORP	2.800% 07/20/2020 DD 07/20/15	391,000	392,154	392,630
CVS HEALTH CORP	2.875% 06/01/2026 DD 05/25/16	125,000	117,375	119,845
CVS HEALTH CORP	3.500% 07/20/2022 DD 07/20/15	175,000	174,925	178,255
DAIMLER FINANCE NORTH AME 144A	1.650% 03/02/2018 DD 03/02/15	225,000	224,811	224,924
DBJPM 16-C3 MORTGAGE TRU C3 A5	2.890% 09/10/2049 DD 08/01/16	576,000	569,389	567,913

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2017

DEUTSCHE BANK AG/NEW YORK NY	2.700% 07/13/2020 DD 07/13/17	265,000	264,637	263,702
DEVON FINANCING CO LLC	7.875% 09/30/2031 DD 10/03/01	30,000	31,958	41,184
DISCOVERY COMMUNICATIONS LLC	2.950% 03/20/2023 DD 09/21/17	95,000	94,880	94,020
DISCOVERY COMMUNICATIONS LLC	3.800% 03/13/2024 DD 03/13/17	183,000	185,930	185,644
DISCOVERY COMMUNICATIONS LLC	4.900% 03/11/2026 DD 03/11/16	95,000	101,621	101,347
DOMINION ENERGY INC	2.000% 08/15/2021 DD 08/09/16	35,000	34,950	34,202
DOMINION ENERGY INC	2.500% 12/01/2019 DD 11/25/14	260,000	262,618	260,400
DOMINION ENERGY INC	3.900% 10/01/2025 DD 09/24/15	560,000	563,959	584,422
DTE ENERGY CO	1.500% 10/01/2019 DD 10/05/16	150,000	149,813	147,621
DUKE ENERGY CAROLINAS LLC	2.500% 03/15/2023 DD 03/11/16	295,000	294,885	292,366
DUKE ENERGY CORP	1.800% 09/01/2021 DD 08/12/16	505,000	502,813	491,188
DUKE ENERGY CORP	2.650% 09/01/2026 DD 08/12/16	25,000	24,923	23,954
DUKE ENERGY CORP	3.750% 04/15/2024 DD 04/04/14	200,000	199,882	208,882
DUKE ENERGY PROGRESS LLC	3.250% 08/15/2025 DD 08/13/15	265,000	264,192	270,515
ELI LILLY & CO	2.350% 05/15/2022 DD 05/09/17	195,000	194,706	194,458
EXELON CORP	2.450% 04/15/2021 DD 04/07/16	30,000	29,993	29,864
FEDEX CORP	3.250% 04/01/2026 DD 03/24/16	55,000	54,888	55,420
FHLMC POOL #A4-1215	5.000% 11/01/2035 DD 12/01/05	82,651	79,377	89,363
FHLMC POOL #A4-1297	5.000% 12/01/2035 DD 12/01/05	33,759	32,421	36,570
FHLMC POOL #A4-1833	5.000% 01/01/2036 DD 01/01/06	15,393	14,783	16,637
FHLMC POOL #A4-7715	5.000% 11/01/2035 DD 11/01/05	379	364	407
FHLMC POOL #A7-0631	5.000% 12/01/2037 DD 12/01/07	105,263	100,954	114,170
FHLMC POOL #A7-7292	5.000% 04/01/2038 DD 05/01/08	158,164	156,187	170,898
FHLMC POOL #A9-6129	4.000% 01/01/2041 DD 12/01/10	2,180,624	2,252,347	2,289,328
FHLMC POOL #B1-1979	5.500% 01/01/2019 DD 01/01/04	2,619	2,622	2,644
FHLMC POOL #B1-5992	5.500% 08/01/2019 DD 08/01/04	8,182	8,471	8,293
FHLMC POOL #B1-6466	5.500% 09/01/2019 DD 09/01/04	23,384	23,410	23,753
FHLMC POOL #E0-1648	5.500% 05/01/2019 DD 05/01/04	817	846	827
FHLMC POOL #E9-9911	5.500% 10/01/2018 DD 09/01/03	3,261	3,376	3,282
FHLMC POOL #G0-1940	5.000% 10/01/2035 DD 10/01/05	36,402	34,192	39,478
FHLMC POOL #G0-4214	5.500% 05/01/2038 DD 04/01/08	125,609	126,473	138,868
FHLMC POOL #G0-8563	4.000% 01/01/2044 DD 12/01/13	592,079	610,304	620,037
FHLMC POOL #G0-8741	3.000% 01/01/2047 DD 12/01/16	7,925,124	8,143,064	7,932,811
FHLMC MULTICLASS MTG K003 A5	5.085% 03/25/2019 DD 06/01/09	175,000	176,749	179,548
FHLMC MULTICLASS MTG K068 A2	3.244% 08/25/2027 DD 10/01/17	382,000	393,447	393,506
FIDELITY NATIONAL INFORMATION	2.250% 08/15/2021 DD 08/16/16	175,000	174,976	172,050
FIFTH THIRD AUTO TRUST 20 3 A4	1.470% 05/17/2021 DD 10/29/14	469,723	469,580	469,361
FIFTH THIRD BANK/CINCINNATI OH	2.875% 10/01/2021 DD 09/05/14	300,000	298,455	302,943
FIRSTENERGY CORP	3.900% 07/15/2027 DD 06/21/17	260,000	259,134	266,409
FNMA POOL #0252441	6.000% 05/01/2019 DD 04/01/99	1,124	1,225	1,256
FNMA POOL #0256315	5.500% 07/01/2036 DD 06/01/06	64,469	63,207	71,271
FNMA POOL #0693008	5.000% 05/01/2018 DD 05/01/03	79	80	81

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2017

FNMA POOL #0725206	5.500% 02/01/2034 DD 02/01/04	113,145	128,901	125,575
FNMA POOL #0725222	5.500% 02/01/2034 DD 02/01/04	182,441	207,767	202,410
FNMA POOL #0725314	5.000% 04/01/2034 DD 03/01/04	48,259	45,840	52,421
FNMA POOL #0726028	5.000% 08/01/2018 DD 07/01/03	853	856	869
FNMA POOL #0727187	5.500% 08/01/2033 DD 08/01/03	20,303	20,436	22,306
FNMA POOL #0733371	5.000% 08/01/2018 DD 07/01/03	3,484	3,516	3,546
FNMA POOL #0733655	5.500% 09/01/2033 DD 08/01/03	32,340	32,552	35,865
FNMA POOL #0734847	5.500% 08/01/2033 DD 08/01/03	51,378	51,716	56,801
FNMA POOL #0735383	5.000% 04/01/2035 DD 03/01/05	436,058	488,291	473,668
FNMA POOL #0738499	5.500% 09/01/2033 DD 09/01/03	5,356	5,391	5,864
FNMA POOL #0738632	5.000% 11/01/2018 DD 11/01/03	4,767	4,812	4,860
FNMA POOL #0743133	5.000% 10/01/2018 DD 09/01/03	5,428	5,479	5,526
FNMA POOL #0743186	5.000% 10/01/2018 DD 09/01/03	14,935	15,075	15,204
FNMA POOL #0743859	5.000% 11/01/2018 DD 10/01/03	16,533	16,688	16,831
FNMA POOL #0743887	5.000% 11/01/2018 DD 10/01/03	3,119	3,148	3,175
FNMA POOL #0747866	5.000% 11/01/2018 DD 11/01/03	8,614	8,695	8,769
FNMA POOL #0757861	5.000% 10/01/2018 DD 11/01/03	9,395	9,483	9,564
FNMA POOL #0778421	5.000% 08/01/2035 DD 07/01/05	4,116	4,048	4,418
FNMA POOL #0820263	5.000% 07/01/2035 DD 07/01/05	15,570	15,314	16,847
FNMA POOL #0825951	5.000% 07/01/2035 DD 06/01/05	23,916	23,523	26,007
FNMA POOL #0826955	5.000% 06/01/2035 DD 06/01/05	2,614	2,571	2,836
FNMA POOL #0828523	5.000% 07/01/2035 DD 07/01/05	29,343	28,861	31,857
FNMA POOL #0828547	5.000% 08/01/2035 DD 08/01/05	3,358	3,187	3,633
FNMA POOL #0828678	5.000% 07/01/2035 DD 07/01/05	22,165	21,801	23,887
FNMA POOL #0828712	5.000% 07/01/2035 DD 07/01/05	37,405	36,792	40,594
FNMA POOL #0830996	5.000% 08/01/2035 DD 07/01/05	35,206	34,629	37,927
FNMA POOL #0832013	5.000% 09/01/2035 DD 08/01/05	54,161	53,272	58,815
FNMA POOL #0832878	5.000% 09/01/2035 DD 08/01/05	53,034	51,285	57,535
FNMA POOL #0838778	5.000% 10/01/2035 DD 10/01/05	19,573	18,592	21,250
FNMA POOL #0840377	5.000% 11/01/2035 DD 11/01/05	20,853	19,808	22,644
FNMA POOL #0843360	5.000% 11/01/2035 DD 11/01/05	7,350	6,984	7,896
FNMA POOL #0844018	5.000% 11/01/2035 DD 10/01/05	50,491	47,960	54,778
FNMA POOL #0867065	5.000% 02/01/2036 DD 02/01/06	14,974	14,214	16,241
FNMA POOL #0882022	5.500% 05/01/2036 DD 05/01/06	2,425	2,377	2,682
FNMA POOL #0888023	5.500% 06/01/2036 DD 11/01/06	374,934	374,055	415,423
FNMA POOL #0888120	5.000% 10/01/2035 DD 12/01/06	118,679	114,757	128,853
FNMA POOL #0888635	5.500% 09/01/2036 DD 08/01/07	95,486	108,756	105,959
FNMA POOL #0893289	5.500% 08/01/2036 DD 08/01/06	24,111	23,663	26,685
FNMA POOL #0893363	5.000% 06/01/2036 DD 08/01/06	6,229	5,917	6,764
FNMA POOL #0900979	5.500% 09/01/2036 DD 09/01/06	8,323	8,168	9,112
FNMA POOL #0961876	5.000% 03/01/2038 DD 02/01/08	150,057	146,528	163,349
FNMA POOL #0AL5249	4.500% 01/01/2043 DD 04/01/14	1,012,022	1,094,723	1,084,948

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2017

FNMA POOL #0AL7366	4.500% 08/01/2042 DD 09/01/15	1,203,894	1,303,215	1,290,056
FNMA POOL #0AN6110	3.000% 07/01/2027 DD 07/01/17	515,000	526,064	519,779
FNMA POOL #0AN6257	3.160% 08/01/2027 DD 08/01/17	690,000	709,838	706,250
FNMA POOL #0AN7376	2.880% 11/01/2027 DD 11/01/17	730,112	733,078	729,404
FNMA POOL #0AT2016	3.000% 04/01/2043 DD 04/01/13	1,013,819	1,023,324	1,019,294
FNMA POOL #0AU1358	3.000% 07/01/2028 DD 07/01/13	581,131	602,833	593,695
FNMA POOL #0AU8871	3.000% 12/01/2028 DD 11/01/13	1,024,062	1,050,463	1,045,608
FNMA POOL #0MA3120	3.500% 09/01/2047 DD 08/01/17	1,866,491	1,932,321	1,917,484
FNMA POOL #0MA3143	3.000% 08/01/2047 DD 08/01/17	4,839,017	4,911,312	4,841,485
FORD MOTOR CO	4.346% 12/08/2026 DD 12/08/16	375,000	377,943	390,968
FORTIS INC/CANADA	2.100% 10/04/2021 DD 04/04/17	75,000	74,809	73,209
FORTIS INC/CANADA	3.055% 10/04/2026 DD 04/04/17	200,000	198,266	193,110
FORTIVE CORP	2.350% 06/15/2021 DD 06/15/17	360,000	362,588	356,850
GENERAL MOTORS FINANCIAL CO IN	4.300% 07/13/2025 DD 07/13/15	600,000	588,858	625,254
GENERAL MOTORS FINANCIAL CO IN	5.250% 03/01/2026 DD 03/01/16	175,000	182,266	192,432
GEORGIA POWER CO	2.400% 04/01/2021 DD 03/08/16	200,000	199,590	198,202
GEORGIA POWER CO	3.250% 03/30/2027 DD 03/03/17	75,000	74,915	75,248
GNMA POOL #0249532	8.500% 04/15/2018 DD 05/01/88	243	262	243
GNMA POOL #0345910	6.000% 12/15/2023 DD 12/01/93	3,334	3,474	3,727
GNMA POOL #0427239	6.000% 01/15/2028 DD 01/01/98	679	708	759
GNMA POOL #0465541	6.000% 07/15/2028 DD 07/01/98	1,417	1,476	1,584
GNMA POOL #0486703	6.000% 11/15/2028 DD 11/01/98	962	1,003	1,100
GNMA POOL #0491289	6.000% 11/15/2028 DD 11/01/98	10,299	10,766	11,514
GNMA POOL #0596613	6.000% 10/15/2032 DD 10/01/02	641	661	721
GNMA POOL #0601319	6.000% 02/15/2033 DD 02/01/03	10,803	11,293	12,078
GNMA POOL #0739896	4.000% 01/15/2041 DD 01/01/11	152,017	164,173	159,113
GNMA POOL #0767263	4.000% 08/15/2041 DD 08/01/11	702,096	758,236	736,738
GNMA POOL #0770410	4.000% 06/15/2041 DD 06/01/11	55,869	60,391	58,477
GNMA POOL #0778693	4.000% 12/15/2041 DD 12/01/11	148,051	160,034	155,324
GNMA POOL #0781856	6.000% 08/15/2034 DD 01/01/05	159,820	165,351	180,633
GNMA POOL #0782071	7.000% 05/15/2033 DD 03/01/06	48,429	50,533	56,153
GNMA II POOL #0MA4652	3.500% 08/20/2047 DD 08/01/17	2,763,398	2,877,820	2,859,536
GOLDMAN SACHS GROUP INC/THE	2.000% 04/25/2019 DD 04/25/16	45,000	44,875	44,865
GOLDMAN SACHS GROUP INC/THE	2.350% 11/15/2021 DD 09/27/16	115,000	114,882	113,257
GOLDMAN SACHS GROUP INC/THE	2.375% 01/22/2018 DD 01/22/13	165,000	164,931	165,033
GOLDMAN SACHS GROUP INC/THE	2.600% 04/23/2020 DD 01/23/15	105,000	104,803	105,143
GOLDMAN SACHS GROUP INC/THE	2.600% 12/27/2020 DD 03/27/17	340,000	339,765	339,963
GOLDMAN SACHS GROUP INC/THE	2.750% 09/15/2020 DD 09/15/15	15,000	14,969	15,075
GOLDMAN SACHS GROUP INC/THE	3.750% 02/25/2026 DD 02/25/16	305,000	318,554	312,957
GOLDMAN SACHS GROUP INC/THE	3.750% 05/22/2025 DD 05/22/15	25,000	24,920	25,756
GOLDMAN SACHS GROUP INC/THE	4.000% 03/03/2024 DD 03/03/14	260,000	259,215	272,776
GOLDMAN SACHS GROUP INC/THE	5.750% 01/24/2022 DD 01/24/12	285,000	303,235	316,017

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2017

GOLDMAN SACHS GROUP INC/THE	6.150% 04/01/2018 DD 04/01/08	210,000	245,547	212,209
GOLDMAN SACHS GROUP INC/THE	VAR RT 06/05/2028 DD 06/05/17	210,000	210,000	213,037
GOLDMAN SACHS GROUP INC/THE	VAR RT 07/24/2023 DD 07/24/17	240,000	240,000	238,325
GOLDMAN SACHS GROUP INC/THE	VAR RT 10/31/2022 DD 10/31/17	180,000	180,000	179,483
GOLDMAN SACHS GROUP INC/THE	VAR RT 11/29/2023 DD 11/29/13	300,000	304,878	312,249
GS MORTGAGE SECURITIES GC20 A5	3.998% 04/10/2047 DD 04/01/14	375,000	397,676	396,656
GS MORTGAGE SECURITIES GS5 A4	3.674% 03/10/2050 DD 03/01/17	445,000	467,226	465,719
HESS CORP	4.300% 04/01/2027 DD 09/28/16	365,000	364,073	365,894
HEWLETT PACKARD ENTERPRISE CO	VAR RT 10/15/2025 DD 10/15/16	255,000	268,509	269,214
HOME DEPOT INC/THE	2.125% 09/15/2026 DD 09/15/16	120,000	118,685	112,351
HSBC HOLDINGS PLC	2.950% 05/25/2021 DD 05/25/16	400,000	403,752	402,748
HSBC HOLDINGS PLC	3.400% 03/08/2021 DD 03/08/16	240,000	239,453	245,304
HSBC HOLDINGS PLC	4.250% 08/18/2025 DD 08/18/15	425,000	428,103	440,738
HSBC USA INC	2.750% 08/07/2020 DD 08/07/15	325,000	324,714	326,781
HUMANA INC	2.500% 12/15/2020 DD 12/21/17	125,000	124,933	124,904
IMPERIAL BRANDS FINANCE P 144A	3.750% 07/21/2022 DD 07/21/15	425,000	435,905	439,195
INTEL CORP	1.700% 05/19/2021 DD 05/19/16	175,000	174,692	171,866
INTEL CORP	2.875% 05/11/2024 DD 05/11/17	225,000	224,944	227,063
INTEL CORP	3.100% 07/29/2022 DD 07/29/15	55,000	58,720	56,576
INTERCONTINENTAL EXCHANGE INC	2.750% 12/01/2020 DD 11/24/15	100,000	99,888	101,037
ITC HOLDINGS CORP 144A	2.700% 11/15/2022 DD 11/14/17	315,000	314,735	314,430
JOHN DEERE CAPITAL CORP	1.950% 06/22/2020 DD 06/22/17	170,000	169,896	168,795
JOHN DEERE CAPITAL CORP	2.650% 01/06/2022 DD 01/06/17	230,000	229,936	231,339
JOHNSON & JOHNSON	2.625% 01/15/2025 DD 11/10/17	125,000	124,979	124,365
JOHNSON & JOHNSON	2.950% 03/03/2027 DD 03/03/17	180,000	179,815	182,394
JP MORGAN CHASE COMMERC JP3 A5	2.870% 08/15/2049 DD 09/01/16	270,000	264,727	265,224
JPMBB COMMERCIAL MORTGA C22 A4	3.801% 09/15/2047 DD 08/01/14	285,000	295,584	298,691
JPMBB COMMERCIAL MORTGA C32 A5	3.598% 11/15/2048 DD 10/01/15	322,000	351,219	333,782
JPMORGAN CHASE & CO	1.850% 03/22/2019 DD 03/23/16	330,000	329,789	328,792
JPMORGAN CHASE & CO	2.295% 08/15/2021 DD 08/08/16	695,000	697,373	688,780
JPMORGAN CHASE & CO	2.550% 03/01/2021 DD 03/01/16	80,000	79,940	80,042
JPMORGAN CHASE & CO	3.200% 01/25/2023 DD 01/25/13	375,000	372,885	382,500
JPMORGAN CHASE & CO	3.300% 04/01/2026 DD 03/23/16	100,000	99,881	100,788
JPMORGAN CHASE & CO	4.350% 08/15/2021 DD 08/10/11	250,000	248,800	265,155
JPMORGAN CHASE & CO	4.500% 01/24/2022 DD 01/23/12	105,000	112,184	112,355
JPMORGAN CHASE & CO	VAR RT 03/01/2025 DD 06/01/17	280,000	280,000	282,184
KEYCORP	2.900% 09/15/2020 DD 09/15/15	485,000	491,137	489,540
KINDER MORGAN INC/DE	3.150% 01/15/2023 DD 08/10/17	410,000	409,073	407,503
KRAFT HEINZ FOODS CO	2.000% 07/02/2018 DD 07/02/16	150,000	150,626	149,996
KRAFT HEINZ FOODS CO	3.000% 06/01/2026 DD 05/24/16	320,000	318,598	307,930
LAM RESEARCH CORP	2.800% 06/15/2021 DD 06/07/16	120,000	119,899	120,754
LB-UBS COMMERCIAL MORTGA C1 A2	VAR RT 04/15/2041 DD 04/11/08	147,294	163,018	147,545

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2017

LOCKHEED MARTIN CORP	2.500% 11/23/2020 DD 11/23/15	80,000	79,713	80,511
LOWE'S COS INC	3.100% 05/03/2027 DD 05/03/17	120,000	119,815	120,425
MARATHON OIL CORP	2.700% 06/01/2020 DD 06/10/15	55,000	54,881	55,008
MARATHON OIL CORP	2.800% 11/01/2022 DD 10/29/12	210,000	193,447	207,955
MARSH & MCLENNAN COS INC	3.500% 03/10/2025 DD 09/10/14	65,000	64,796	66,966
MARSH & MCLENNAN COS INC	4.050% 10/15/2023 DD 09/27/13	375,000	373,523	395,006
METHANEX CORP	3.250% 12/15/2019 DD 12/17/12	345,000	348,129	346,539
MICROSOFT CORP	2.000% 08/08/2023 DD 08/08/16	245,000	244,267	237,995
MICROSOFT CORP	2.400% 08/08/2026 DD 08/08/16	195,000	191,669	188,052
MICROSOFT CORP	2.875% 02/06/2024 DD 02/06/17	10,000	9,927	10,145
MOLSON COORS BREWING CO	1.450% 07/15/2019 DD 07/07/16	110,000	109,945	108,626
MOODY'S CORP	2.750% 12/15/2021 DD 03/02/17	165,000	164,490	165,206
MOODY'S CORP 144A	2.625% 01/15/2023 DD 06/12/17	160,000	159,626	158,722
MORGAN STANLEY	2.450% 02/01/2019 DD 01/27/16	315,000	321,294	315,797
MORGAN STANLEY	2.500% 01/24/2019 DD 01/24/14	100,000	99,632	100,255
MORGAN STANLEY	2.500% 04/21/2021 DD 04/21/16	245,000	244,177	244,591
MORGAN STANLEY	2.750% 05/19/2022 DD 05/19/17	200,000	199,582	199,266
MORGAN STANLEY	3.125% 07/27/2026 DD 07/25/16	620,000	616,558	611,525
MORGAN STANLEY	3.625% 01/20/2027 DD 01/20/17	35,000	34,650	35,821
MORGAN STANLEY	3.950% 04/23/2027 DD 04/23/15	90,000	89,676	91,393
MORGAN STANLEY	4.350% 09/08/2026 DD 09/08/14	175,000	174,692	183,376
MORGAN STANLEY	4.875% 11/01/2022 DD 10/23/12	20,000	20,161	21,536
MORGAN STANLEY	6.625% 04/01/2018 DD 04/01/08	875,000	931,108	884,590
MORGAN STANLEY BANK OF C14 A5	4.064% 02/15/2047 DD 02/01/14	25,000	26,743	26,537
MORGAN STANLEY BANK OF C26 A5	3.531% 10/15/2048 DD 11/01/15	441,000	479,019	455,747
MORGAN STANLEY BANK OF C30 A5	2.860% 09/15/2049 DD 09/01/16	590,000	580,962	578,643
MPLX LP	4.125% 03/01/2027 DD 02/10/17	100,000	99,834	102,424
MYLAN NV	3.150% 06/15/2021 DD 12/15/16	235,000	234,727	236,311
MYLAN NV	3.750% 12/15/2020 DD 12/15/16	95,000	94,970	97,077
MYLAN NV	VAR RT 12/15/2018 DD 12/15/16	205,000	207,858	206,097
NATIONAL RURAL UTILITIES COOPE	2.300% 11/01/2020 DD 10/27/15	170,000	169,657	169,837
NATIONAL RURAL UTILITIES COOPE	2.400% 04/25/2022 DD 04/25/17	75,000	74,979	74,574
NATIONAL RURAL UTILITIES COOPE	3.050% 02/15/2022 DD 02/02/12	225,000	224,226	228,899
NBCUNIVERSAL MEDIA LLC	4.375% 04/01/2021 DD 04/01/11	20,000	20,547	21,198
NEW YORK LIFE GLOBAL FUND 144A	2.000% 04/13/2021 DD 04/13/16	340,000	340,853	335,543
NEXEN ENERGY ULC	6.200% 07/30/2019 DD 07/30/09	275,000	320,427	288,582
NISSAN MOTOR ACCEPTANCE C 144A	2.150% 09/28/2020 DD 09/28/17	165,000	164,861	163,635
OBP DEPOSITOR LLC T OBP A 144A	4.646% 07/15/2045 DD 07/01/10	150,000	157,838	156,839
ORACLE CORP	2.950% 11/15/2024 DD 11/09/17	270,000	269,573	271,936
PENSKE TRUCK LEASING CO L 144A	3.375% 02/01/2022 DD 02/02/15	140,000	146,633	142,621
PENSKE TRUCK LEASING CO L 144A	4.875% 07/11/2022 DD 07/13/12	155,000	159,446	167,333
PEPSICO INC	1.700% 10/06/2021 DD 10/06/16	305,000	304,591	297,497

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2017

PEPSICO INC	2.000% 04/15/2021 DD 10/10/17	385,000	384,923	380,623
PETROLEOS MEXICANOS	4.625% 09/21/2023	99,000	99,575	101,846
PETROLEOS MEXICANOS	4.875% 01/24/2022	225,000	230,006	234,506
PETROLEOS MEXICANOS 144A	6.500% 03/13/2027 DD 03/13/17	110,000	116,036	120,230
PHILIP MORRIS INTERNATIONAL IN	2.000% 02/21/2020 DD 02/21/17	525,000	521,787	521,735
PHILIP MORRIS INTERNATIONAL IN	2.375% 08/17/2022 DD 08/17/17	190,000	189,120	187,211
PIONEER NATURAL RESOURCES CO	4.450% 01/15/2026 DD 12/07/15	115,000	122,749	123,262
PLAINS ALL AMERICAN PIPELINE L	3.650% 06/01/2022 DD 03/22/12	21,000	21,017	21,122
PNC BANK NA	2.150% 04/29/2021 DD 04/29/16	380,000	379,768	376,622
PNC BANK NA	2.700% 11/01/2022 DD 10/22/12	350,000	321,461	348,278
QUALCOMM INC	2.100% 05/20/2020 DD 05/26/17	145,000	144,991	144,390
REYNOLDS AMERICAN INC	4.000% 06/12/2022 DD 06/12/15	240,000	247,779	250,759
RIO TINTO FINANCE USA PLC	2.875% 08/21/2022 DD 08/21/12	4,000	3,895	4,051
ROYAL BANK OF CANADA	2.150% 10/26/2020 DD 10/26/17	360,000	359,791	357,674
SABINE PASS LIQUEFACTION LLC	4.200% 03/15/2028 DD 03/06/17	55,000	54,947	55,648
SABINE PASS LIQUEFACTION LLC	5.750% 05/15/2024 DD 11/15/14	170,000	188,753	188,952
SANTANDER HOLDINGS USA IN 144A	3.700% 03/28/2022 DD 03/27/17	330,000	334,666	333,970
SANTANDER HOLDINGS USA INC	2.650% 04/17/2020 DD 04/17/15	320,000	318,723	319,830
SANTANDER UK PLC	2.350% 09/10/2019 DD 09/10/14	154,000	153,379	154,062
SCRIPPS NETWORKS INTERACTIVE I	3.950% 06/15/2025 DD 06/02/15	110,000	112,441	111,530
SHELL INTERNATIONAL FINANCE BV	2.000% 11/15/2018 DD 11/15/13	100,000	100,672	100,056
SHELL INTERNATIONAL FINANCE BV	2.250% 11/10/2020 DD 11/10/15	200,000	200,368	199,946
SHERWIN-WILLIAMS CO/THE	2.750% 06/01/2022 DD 05/16/17	105,000	104,935	104,593
SKY PLC 144A	3.125% 11/26/2022 DD 11/26/12	185,000	187,057	186,073
SOUTHERN CALIFORNIA GAS CO	2.600% 06/15/2026 DD 06/03/16	130,000	129,748	125,930
SOUTHERN CO/THE	1.850% 07/01/2019 DD 05/24/16	215,000	215,973	213,699
SOUTHERN CO/THE	2.350% 07/01/2021 DD 05/24/16	20,000	19,973	19,881
SOUTHERN CO/THE	2.950% 07/01/2023 DD 05/24/16	15,000	14,987	15,007
SUNCOR ENERGY INC	3.600% 12/01/2024 DD 11/25/14	60,000	62,088	61,318
SUNOCO LOGISTICS PARTNERS OPER	4.000% 10/01/2027 DD 09/21/17	160,000	158,746	156,888
SYNCHRONY FINANCIAL	3.950% 12/01/2027 DD 12/01/17	250,000	249,285	248,948
SYSCO CORP	2.500% 07/15/2021 DD 04/01/16	135,000	134,930	134,636
TEVA PHARMACEUTICAL FINANCE NE	1.700% 07/19/2019 DD 07/21/16	85,000	84,992	82,586
TEVA PHARMACEUTICAL FINANCE NE	2.200% 07/21/2021 DD 07/21/16	75,000	73,899	68,510
THERMO FISHER SCIENTIFIC INC	2.950% 09/19/2026 DD 09/19/16	65,000	64,212	63,161
THERMO FISHER SCIENTIFIC INC	3.000% 04/15/2023 DD 04/13/16	150,000	149,268	150,926
TIME WARNER CABLE LLC	6.750% 07/01/2018 DD 06/19/08	145,000	171,945	148,215
TIME WARNER CABLE LLC	8.750% 02/14/2019 DD 11/18/08	20,000	24,431	21,325
TIME WARNER INC	2.950% 07/15/2026 DD 05/10/16	115,000	109,150	108,768
TIME WARNER INC	3.600% 07/15/2025 DD 06/04/15	255,000	258,405	255,571
TIME WARNER INC	3.875% 01/15/2026 DD 11/20/15	120,000	122,145	121,145
TOYOTA MOTOR CREDIT CORP	1.950% 04/17/2020 DD 04/17/17	150,000	149,931	149,396

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2017

TOYOTA MOTOR CREDIT CORP	2.600% 01/11/2022 DD 01/09/17	450,000	449,393	452,417
U S TREASURY NOTE	0.750% 07/15/2019 DD 07/15/16	2,460,000	2,449,397	2,418,574
U S TREASURY NOTE	1.250% 12/15/2018 DD 12/15/15	13,132,000	13,212,924	13,063,320
U S TREASURY NOTE	1.375% 02/15/2020 DD 02/15/17	3,878,000	3,861,158	3,835,264
U S TREASURY NOTE	1.375% 02/29/2020 DD 02/28/15	7,125,000	7,128,896	7,044,559
U S TREASURY NOTE	1.750% 09/30/2022 DD 09/30/15	11,387,000	11,191,571	11,158,805
U S TREASURY NOTE	1.875% 01/31/2022 DD 01/31/17	1,989,000	1,997,624	1,968,334
U S TREASURY NOTE	2.250% 11/15/2024 DD 11/15/14	1,500,000	1,492,383	1,492,260
UBS AG/LONDON 144A	2.450% 12/01/2020 DD 11/30/17	215,000	214,802	214,353
UBS GROUP FUNDING SWITZER 144A	2.950% 09/24/2020 DD 09/24/15	205,000	204,649	207,136
UNITED TECHNOLOGIES CORP	2.800% 05/04/2024 DD 05/04/17	350,000	349,272	347,417
UNITEDHEALTH GROUP INC	1.700% 02/15/2019 DD 02/25/16	130,000	129,952	129,528
UNITEDHEALTH GROUP INC	2.125% 03/15/2021 DD 02/25/16	260,000	259,207	258,086
UNITEDHEALTH GROUP INC	2.300% 12/15/2019 DD 12/08/14	245,000	250,635	245,635
UNITEDHEALTH GROUP INC	3.750% 07/15/2025 DD 07/23/15	125,000	124,661	131,754
US TREAS-CPI INFLAT	0.125% 01/15/2023 DD 01/15/13	6,871,420	6,824,015	6,818,029
US TREAS-CPI INFLAT	0.625% 07/15/2021 DD 07/15/11	6,183,586	6,425,526	6,302,558
VALE OVERSEAS LTD	6.250% 08/10/2026	255,000	280,788	295,418
VALERO ENERGY CORP	3.400% 09/15/2026 DD 09/12/16	305,000	302,903	306,241
VENTAS REALTY LP	3.500% 02/01/2025 DD 01/14/15	55,000	54,815	55,409
VENTAS REALTY LP / VENTAS CAPI	2.000% 02/15/2018 DD 12/13/12	165,000	164,569	164,990
VENTAS REALTY LP / VENTAS CAPI	2.700% 04/01/2020 DD 03/19/13	30,000	29,983	30,133
VERIZON COMMUNICATIONS INC	2.946% 03/15/2022 DD 02/03/17	190,000	188,155	191,157
VERIZON COMMUNICATIONS INC	3.125% 03/16/2022 DD 03/16/17	195,000	194,000	197,712
VERIZON COMMUNICATIONS INC	3.500% 11/01/2024 DD 10/29/14	110,000	111,697	111,972
VERIZON COMMUNICATIONS INC	4.125% 03/16/2027 DD 03/16/17	195,000	193,549	203,328
VIACOM INC	4.250% 09/01/2023 DD 08/19/13	30,000	30,605	30,630
VISA INC	2.750% 09/15/2027 DD 09/11/17	115,000	114,143	113,466
VISA INC	2.800% 12/14/2022 DD 12/14/15	135,000	134,812	136,978
VISA INC	3.150% 12/14/2025 DD 12/14/15	10,000	9,963	10,223
WAL-MART STORES INC	1.900% 12/15/2020 DD 10/20/17	155,000	154,775	154,002
WALT DISNEY CO/THE	1.850% 07/30/2026 DD 07/12/16	40,000	36,598	36,632
WELLS FARGO & CO	2.500% 03/04/2021 DD 03/04/16	550,000	549,874	549,747
WELLS FARGO & CO	2.625% 07/22/2022 DD 07/24/17	475,000	474,582	472,445
WELLS FARGO & CO	3.000% 04/22/2026 DD 04/22/16	240,000	238,923	235,464
WELLS FARGO & CO	3.450% 02/13/2023 DD 02/13/13	125,000	124,926	127,381
WELLS FARGO & CO	4.125% 08/15/2023 DD 08/15/13	310,000	308,224	326,911
WELLS FARGO & CO	VAR RT 05/22/2028 DD 05/22/17	475,000	475,000	484,244
WELLS FARGO & CO	VAR RT 10/31/2023 DD 10/31/16	120,000	120,000	123,191
WFRBS COMMERCIAL MORTG LC14 A5	4.045% 03/15/2047 DD 02/01/14	85,000	90,814	90,161
WILLIAMS PARTNERS LP	3.600% 03/15/2022 DD 03/03/15	200,000	200,219	204,582

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2017

WILLIAMS PARTNERS LP	3.900% 01/15/2025 DD 06/27/14	95,000	94,706	96,822
WILLIAMS PARTNERS LP	4.300% 03/04/2024 DD 03/04/14	55,000	54,885	57,604
WILLIS NORTH AMERICA INC	3.600% 05/15/2024 DD 05/16/17	110,000	110,160	111,826
WORLD OMNI AUTO RECEIVABL B A4	1.680% 12/15/2020 DD 10/29/14	400,000	399,861	399,220
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2033 DD 01/01/18	2,600,000	(2,651,594)	(2,651,594)
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2048 DD 01/01/18	250,000	(261,611)	(261,611)
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2048 DD 01/01/18	250,000	(261,611)	(261,611)
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2048 DD 01/01/18	600,000	(627,867)	(627,867)
COMMIT TO PUR FHLMC GOLD SFM	3.000% 01/01/2033 DD 01/01/18	2,200,000	(2,243,227)	(2,243,227)
COMMIT TO PUR FHLMC GOLD SFM	3.500% 01/01/2048 DD 01/01/18	2,500,000	(2,569,336)	(2,569,336)
COMMIT TO PUR FHLMC GOLD SFM	3.500% 01/01/2048 DD 01/01/18	2,100,000	(2,155,699)	(2,155,699)
COMMIT TO PUR FHLMC GOLD SFM	3.500% 01/01/2048 DD 01/01/18	500,000	(513,516)	(513,516)
COMMIT TO PUR FHLMC GOLD SFM	4.500% 01/01/2048 DD 01/01/18	2,000,000	(2,131,328)	(2,131,328)
COMMIT TO PUR GNMA II JUMBOS	3.000% 01/20/2048 DD 01/01/18	4,400,000	(4,444,516)	(4,444,516)
COMMIT TO PUR GNMA II JUMBOS	3.500% 01/20/2048 DD 01/01/18	4,905,000	(5,072,843)	(5,072,843)
COMMIT TO PUR GNMA II JUMBOS	3.500% 01/20/2048 DD 01/01/18	4,200,000	(4,342,406)	(4,342,406)
U S TREASURY NOTE	2.250% 11/15/2024 DD 11/15/14	1,500,000	(1,492,383)	(1,496,858)
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		36,283,951	36,283,951
TOTAL UNDERLYING ASSETS			$193,738,347	$193,135,993

BANK OF TOKYO INV-DOWCHEM13-1 - 50.0% of MARKET VALUE				$96,567,997
IGT INVESCO SHORT-TERM BOND FUND				140,529,855
FAIR VALUE BANK OF TOKYO INV-DOWCHEM13-1				237,097,852
BANK OF TOKYO INV-DOWCHEM13-1 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(540,042)
BANK OF TOKYO INV-DOWCHEM13-1 - CONTRACT VALUE				$236,557,810

RGA RGA00036 - 50.0% of MARKET VALUE				$96,567,996
IGT INVESCO SHORT-TERM BOND FUND				140,652,240
FAIR VALUE RGA RGA00036				237,220,236
RGA RGA00036 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(311,794)
RGA RGA00036 - CONTRACT VALUE				$236,908,442